                                                                   EXHIBIT 10.48

                             CONTRIBUTION AGREEMENT
                             ----------------------


     THIS CONTRIBUTION AGREEMENT (this "AGREEMENT") is made as of the 26th day
                                                                      ----
of November, 1997 (the "Effective Date"), among: (i) BOSTON PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership ("BPLP"), (ii) BOSTON PROPERTIES L.L.C., a Delaware limited liability company ("BPLLC"), (iii) JOHN F. GRIFFIN, GEORGE G. MULLIGAN, BARBARA HUPPE, BARRY M. FITZPATRICK, DAVID E. SCHUTT, CHARLES A. SALCETTI, NANCY M. GRIFFIN, CAROLINE A. GRIFFITH, DAVID M. WHITMER, GEORGE H. BEUCHERT, III, CYNTHIA A. BENEDETTI, THE DONALD N. COUPARD REVOCABLE TRUST, and THE PATRICIA E. COUPARD REVOCABLE TRUST (each, individually, an "OWNER," and collectively, the "OWNERS"), and (iv) TECH PARK 270 PHASE III LIMITED PARTNERSHIP, a Maryland limited partnership, TECH PARK 270 LIMITED PARTNERSHIP, a Maryland limited partnership, DECOVERLY TWO LIMITED PARTNERSHIP, a Maryland limited partnership, RESTON TOWN CENTER OFFICE PARK PHASE ONE LIMITED PARTNERSHIP, a Virginia limited partnership, MGA VIRGINIA 85-1 LIMITED PARTNERSHIP, a Virginia limited partnership, MGA VIRGINIA 86-2 LIMITED PARTNERSHIP, a Virginia limited partnership, DECOVERLY FOUR LIMITED PARTNERSHIP, a Maryland limited partnership, DECOVERLY FIVE LIMITED PARTNERSHIP, a Maryland limited partnership, DECOVERLY SIX LIMITED PARTNERSHIP, a Maryland limited partnership, DECOVERLY SEVEN LIMITED PARTNERSHIP, a Maryland limited partnership, RESTON CORPORATE CENTER LIMITED PARTNERSHIP, a Virginia limited partnership, and MGA VIRGINIA 86-1 LIMITED PARTNERSHIP, a virginia limited partnership (each, individually, a "partnership," and collectively, the "PARTNERSHIPS"). (bplp and bpllc are sometimes hereinafter referred to as the "PURCHASERS".)

                                   RECITALS:
                                   --------

A. TECH PARK 270 PHASE III LIMITED PARTNERSHIP, a Maryland limited partnership ("PARTNERSHIP 1"), is the owner of an office building containing approximately 59,838 square feet situated on approximately 4.29 acres of land with 206 parking spaces located at 930 Clopper Road in Gaithersburg, Maryland, as more particularly described on Exhibit A-1 ("PARCEL 1").

B. TECH PARK 270 LIMITED PARTNERSHIP, a Maryland limited partnership ("PARTNERSHIP 2"), is the owner of an office building containing approximately 180,650 square feet and the ground lessee under the terms of that certain Lease dated December 9, 1981, as amended (the

"Aetna Lease") and related loan documents (the "Aetna Loan Documents", which term shall include the Aetna Lease) by and between Aetna Life Insurance Company ("Aetna") and Partnership 2 concerning the approximately 10.68 acres of land with 620 parking spaces located at 910 Clopper Road in Gaithersburg, Maryland, as more particularly described on Exhibit A-2 ("Parcel 2").

C. Decoverly Two Limited Partnership, a Maryland limited partnership ("Partnership 3"), is the owner of an office building containing approximately 77,747 square feet situated on approximately 4.86 acres of land with 267 parking spaces located at 15200 Omega Drive in Rockville, Maryland, known as Decoverly #2, as more particularly described on Exhibit A-3 ("Parcel 3").

D. Reston Town Center Office Park Phase One Limited Partnership, a Virginia limited partnership ("Partnership 4"), is the owner of two office buildings containing an aggregate of approximately 261,046 square feet situated on approximately 17 acres of land with 994 parking spaces located at 12020/30 Sunset Hills Road in Reston, Virginia, as more particularly described on Exhibit A-4 ("Parcel 4").

E. MGA Virginia 85-1 Limited Partnership, a Virginia limited partnership ("Partnership 5") is the owner of an office building containing approximately 255,244 square feet situated on approximately 11 acres of land with 1452 parking spaces located at 12300 Sunrise Valley Drive in Reston, Virginia, known as the LMC Data Center, as more particularly described on Exhibit A-5 ("Parcel 5").

F. MGA Virginia 86-2 Limited Partnership, a Virginia limited partnership ("Partnership 6"), is the owner of an office building containing approximately 263,870 square feet situated on approximately 8 acres of land with 497 parking spaces located at 12310 Sunrise Valley Drive in Reston, Virginia, known as NIMA Reston Center, as more particularly described on Exhibit A-6 ("Parcel 6").

G. Decoverly Six Limited Partnership, a Maryland limited partnership ("Partnership 7"), is the owner of a parcel of undeveloped land containing approximately 3.22 acres and located at 9501 Key West Avenue in Rockville, Maryland, known as Decoverly #3, as more particularly described on Exhibit A-7 ("Parcel 7").

H. Decoverly Five Limited Partnership, a Maryland limited partnership ("Partnership 8"), is the owner of a parcel of undeveloped land containing approximately 6.86 acres and located at 9700 Decoverly Drive in Rockville, Maryland, known as Decoverly #6, as more particularly described on Exhibit A-8 ("Parcel 8").

I. Decoverly Seven Limited Partnership, a Maryland limited partnership ("Partnership 9"), is the owner of a parcel of undeveloped land containing approximately 7.54 acres

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and located at 9509 Key West Avenue in Rockville, Maryland, known as Decoverly
#7, as more particularly described on Exhibit A-9 ("Parcel 9").

J. Decoverly Four Limited Partnership, a Maryland limited partnership ("Partnership 10"), is the owner of a parcel of undeveloped land containing approximately 3.94 acres and located at 15215 Diamondback Drive in Rockville, Maryland, known as Decoverly #8, as more particularly described on Exhibit A-10 ("Parcel 10").

K. Reston Corporate Center Limited Partnership, a Virginia limited partnership ("Partnership 11"), is the owner of a parcel of undeveloped land containing approximately 5.6 acres and located at 12050 Sunset Hills Road in Reston, Virginia, known as the Reston Town Center Gateway Site, as more particularly described on Exhibit A-11 ("Parcel 11").

L. MGA Virginia 86-1 Limited Partnership, a Virginia limited partnership ("Partnership 12"), is the owner of a parcel of undeveloped land containing approximately 3.6 acres and located at 12280 Sunrise Valley Drive in Reston, Virginia, known as Sunrise Valley Drive Parcel "E-1," as more particularly described on Exhibit A-12 ("Parcel 12").

M. Partnerships 1 through 12 inclusive are sometimes hereinafter referred to individually as a "Partnership" and collectively as the "Partnerships"; the partnership interests in Partnerships 1 through 12 inclusive held by the Owners are sometimes hereinafter referred to as the "Partnership Interests"; Parcels 1 through 12 inclusive are sometimes hereinafter referred to individually as a "Parcel" and collectively as the "Parcels," which terms shall include the land and all improvements thereon, together with all rights and appurtenances pertaining to such land, including, without limitation, (i) all minerals, oil, gas, and other hydrocarbon substances thereon, (ii) all rights, titles and interests of Owners in and to adjacent strips, streets, roads, avenues, alleys and rights-of-way, public or private, open or proposed, including any rights in vault space adjacent to or within the boundaries of such land, (iii) all easements, covenants, privileges, and hereditaments, whether or not of record, and (iv) all access, air, water, riparian, development, utility, and solar rights.

N. The identity of the partners in each of the Partnerships and their respective percentage of Partnership Interests are set forth in Exhibit G hereto.

O. Boston Properties, Inc., a Delaware corporation ("BPI"), is the sole general partner of BPLP. BPLP is the managing member of BPLLC.

P. BPLP and BPLLC desire to acquire, and Owners desire to contribute, some or all of the Partnership Interests, upon and subject to the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.         Definitions.  For purposes of this Agreement, unless the context
           ------------
otherwise requires, the following terms shall have the meanings hereinafter set forth (such meanings to be applicable to the singular and plural forms of such terms and the masculine and feminine forms of such terms):

(a) "Accredited Investor" shall have the meaning set forth in Exhibit F hereto.

(b)              "Additional Assessment" shall have the meaning set forth in
Section 10.1 hereto.

(c) "Assessment" shall have the meaning set forth in Section 10.1 hereto.

(d) "BPLLC Closing Documents" shall be the documents set forth in Exhibit K-2.

(e) "BPLP Closing Documents" shall be the documents set forth in Exhibit K-1.

(f) "BPLP's Due Diligence and Contract Costs" shall mean, collectively and in the aggregate, all reasonable costs and expenses (including, without limitation, reasonable attorneys' and accountants' fees and related expenses) incurred by BPLP in connection with (x) BPLP's investigation of the Properties pursuant to Article 5 hereof or otherwise (including, without limitation, costs and expenses for title examination and for the preparation of surveys, environmental studies and other third party reports), (y) the preparation and negotiation of this Agreement, the exhibits attached hereto and the documents to be executed pursuant hereto, and (z) analysis of securities, tax and other transaction-related issues (including compensation for BPLP's in-house counsel provided such compensation does not exceed customary rates for comparable services)

(g) "Business Day" shall mean any day excluding Saturday, Sunday and any day which in the State of New York is a legal holiday or a day on which banking institutions are authorized by law or by other governmental actions to close.

(h) "Closing" shall have the meaning set forth in Section 13 hereto.

(i) "Closing Date" shall have the meaning set forth in Section 13 hereto.

(j)              "Closing Day Value" shall have the meaning set forth in Section
3.2(b) hereto.

(k) "Common Stock" shall mean shares of common stock,, par value $.01 per share, in Boston Properties, Inc.

(l) "Contracts" shall have the meaning set forth in Section 8.1(a) hereto.

(m) "Deposit" shall have the meaning set forth in Section 4.1 hereto.

(n)              "Effective Date" shall mean November 26, 1997.

(o) "Environmental Law" shall mean: (i) the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. (S)(S) 9601 et seq.), as
                                                                 -- ----
amended; (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (42 U.S.C. (S)(S) 6901 et seq.), as amended; (iii)
                                                     -- ---
the Emergency Planning and Community Right to Know Act (42 U.S.C. (S)(S) 11001

et seq.), as amended; (iv) the Clean Air Act (42 U.S.C. (S)(S) 7401 et seq.), as
-- ----                                                             -- ----
amended; (v) the Clean Water Act (33 U.S.C. (S)(S) 1251 et seq.), as amended;
                                                        -- ----
(vi) the Toxic Substances Control Act (15 U.S.C. (S)(S) 2601 et seq.), as
                                                             -- ----
amended; (vii) the Hazardous Materials Transportation Act (49 U.S.C. (S)(S) 1801

et seq.), as amended; (viii) the Federal Insecticide, Fungicide and Rodenticide
-- ----
Act (7 U.S.C. (S)(S) 136 et seq.), as amended; (ix) the Safe Drinking Water Act
                         -- ----
(42 U.S.C. (S)(S) 300f et seq.), as amended; (x) any state, county, municipal or
                       -- ----
local statutes, laws or ordinances similar or analogous to the federal statutes listed in parts (i) - (ix) of this Section 1(o); (xi) any amendments to the statutes, laws or ordinances listed in parts (i) - (x) of this Section 1(o) in effect as of the Effective Date; (xii) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or to implement the statutes, laws, ordinances and amendments listed in parts (i) - (xi) of this Section 1(o); and (xiii) any other law, statute, ordinance, amendment, rule, regulation, or order relating to environmental, health or safety matters.

(p)              "Environmental Reports" shall have the meaning set forth in
Section 10.2(f) hereto.

(q) "Equity Value" shall have the meaning set forth in Section 3.2 hereto.

(r)              "Escrow Agreement" shall have the meaning set forth in Section
4.1.

(s) "Exchange Value" shall refer to the values for 100% of the respective Partnership Interests as set forth on Exhibit D hereto.

(t)              "Existing Indebtedness" shall have the meaning set forth in
Section 3.8 hereto.

(u) "General Partners" shall mean the General Partners of each of the Partnerships respectively.

(v) "Governmental Authorities" shall mean any commission, department or body of any municipality, township, city, county, state or Federal governmental unit having jurisdiction over any of the Properties or the ownership, management, operation, use or improvement thereof.

(w) "Hazardous Conditions" refers to the presence on, in or about any of the Properties (including ground water) of Hazardous Materials, the concentration, condition, quantity, location or other characteristics of which fail to comply with applicable Environmental Laws.

(x) "Hazardous Material" shall mean any chemical, substance, waste, material, equipment or fixture defined as or deemed hazardous, toxic, a pollutant, a contaminant, or otherwise regulated under any Environmental Law, including, but not limited to, petroleum and petroleum products, waste oil, halogenated and non-halogenated solvents, PCBs, and asbestos and asbestos containing materials.

(y) "Improvements" shall mean all buildings, parking areas, signs, driveways, site improvements, structures and other improvements located on any Parcel.

(z)              "Managing Owners" shall have the meaning set forth in Section
8.3 hereto.

(aa) "MGA" shall mean Mulligan/Griffin and Associates, Inc., a Maryland corporation.

(bb) "Owners Closing Documents" shall be the documents set forth in Exhibit J-1.

(cc) "Parcel" or "Parcels" shall have the meaning set forth in Recital M hereto.

(dd) "Partnership" or "Partnerships" shall have the meaning set forth in Recital M hereto.

(ee) "Partnership Closing Documents" shall be the documents set forth in Exhibit J-2.

(ff) "Partnership Interests" shall have the meaning set forth in Recital M hereto.

(gg) "PCBs" shall have the meaning set forth in Section 10.2(e) hereto.

(hh)             "Permitted Exceptions" shall have the meaning set forth in
Section 6.2 hereto.

(ii) "Personal Property" shall mean all of Owners' right, title and interest, if any, in and to: (i) all signs, supplies, maintenance equipment, appliances, security systems, tools, decorations, furniture, furnishings, fixtures, equipment, machinery, mechanical systems, landscaping and other tangible and intangible personal property owned by Owners, located at and/or used in connection with the leasing, management, operation, maintenance and repair of the Properties, including, without limitation, the items listed on Exhibits B-1 through B-12 attached hereto; (ii) all site plans, surveys, plans and specifications, marketing materials and floor plans relating to the Properties; (iii) all warranties, guarantees and bonds relating to the Properties; (iv) all permits, licenses, certificates of occupancy, and other governmental approvals which relate to the Properties; and (v) any trade names used by Owners in connection with the Properties, other than Mulligan/Griffin and Associates, Inc. and derivatives thereof.

(jj) "Property or Properties" shall mean, collectively, the Parcels, the Tenant Leases, and the Personal Property.

(kk) "Registration Rights Agreement" shall have the meaning set forth in Section 3.5 hereto.

(ll)             "Rejected Interests" shall have the meaning set forth in
Section 5.2 hereto.

(mm)             "Retained Indebtedness" shall have the meaning set forth in
Section 3.8 hereto.

(nn)             "SEC" shall mean the Securities and Exchange Commission.

(oo) "Study Period" shall have the meaning set forth in Section 5.1 hereto.

(pp) "Subscription Agreement" shall mean the form attached as Exhibit F hereto.

(qq) "Tenant Leases" shall mean the leases and subleases, if any, described in Exhibits N-1 through N-12 attached hereto, and all leases and subleases, if any, entered into by the Partnerships after the date hereof pursuant to and in accordance with Section 5.3 hereto.

(rr)              "Title Company" shall have the meaning set forth in Section
4.1 hereto.

(ss) "1245 Property" shall mean property classified by the Partnerships as 5 Year ACRS, 5 Year MACRS, 7 Year MACRS, and 15 Year MACRS property on the Partnerships' federal income tax returns.

(tt)             "Units" shall have the meaning set forth in Section 3.1 hereto.

(uu) "USTs" shall have the meaning set forth in Section 10.2(d) hereto.

2.   Assignment.
     ----------



1          Upon and subject to the terms and conditions set forth in this
Agreement, the Owners hereby agree to transfer and assign all of their Partnership Interests and the Purchasers hereby agree to acquire and accept the Partnership Interests such that BPLLC shall acquire a one percent (1.00%) general partner partnership interest in each of the Partnerships and BPLP shall acquire the remaining ninety-nine percent (99.00%) of partnership interests in each of the Partnerships.

2 Except as to Partnerships 4, 5 and 6, and subject to the terms and conditions set forth in Article 24, Purchasers shall have the right to elect by written notice to the appropriate Partnership(s) to acquire fee title to one or more of the Parcels, together with the related Tenant Leases and Personal Property, in lieu of acquiring the Partnership Interests in the Partnership which owns such Parcel or Parcels. In such event, BPLP shall be the Purchaser which acquires such Parcel or Parcels and related Tenant Leases and Personal Property.

3    Exchange Value.
     --------------



1          The parties hereto have agreed upon the Exchange Value for 100% of the Partnership Interests for each of the Partnerships, and such agreed upon Exchange Values are set forth in Exhibit D attached hereto and made a part hereof. "Equity Value" shall be determined by subtracting the amount of Retained Indebtedness (as hereinafter defined) or Existing Indebtedness (as hereinafter defined), as the case may be, for such Partnership from the Exchange Value of 100% of the Partnership Interests for such Partnership, and further adjusted in accordance with the adjustments set forth in Article 15. Subject to the terms and conditions set forth herein, each Owner shall have the right to receive the Equity Value for the Partnership Interests held by such Owner either (i) all in cash, (ii) all in exchangeable ownership units in BPLP ("Units"), or (iii) partly in cash and partly in Units; provided, however, that at least $50,000,000 (the "Required Unit Portion") of the aggregate Equity Value of the Partnership Interests shall be paid (whether to one or more Owners) in Units. Notwithstanding the foregoing, in the event that one or more of Partnerships 4, 5 or 6 are deleted from this Agreement under the terms of Article 5 or Section 12.2, the Required Unit Portion shall be reduced by one third (1/3) for each such Partnership which is deleted; provided, however, that the deletion of any Partnerships from this Agreement other than Partnerships 4, 5 or 6, shall not result in any reduction in the Required Unit Portion. The manner of payment shall be determined in accordance with an election made by Owners under this Article 3 by delivering written notice to BPLP, which notice shall include an executed Subscription Agreement in the form attached hereto as Exhibit F from each Owner electing to take Units for all or any portion of the Equity Value of such Owner's Partnership Interests, at least twenty (20) days prior to Closing (as hereinafter defined); provided, however, that only Accredited Investors shall have the right to elect to receive Units.

2          The owners of Partnership Interests in Partnership 4, Partnership 5
and Partnership 6 (the "Reston Partnership Owners") intend to receive the Equity Value of their respective Partnership Interests as follows: certain of the Reston Partnership Owners who are Accredited Investors intend to receive the Equity Value of their Partnership Interests entirely in Units; other Reston Partnership Owners who are Accredited Investors intend to receive the Equity Value of their respective Partnership Interests partly in cash and partly in Units in an accredited offering transaction; and the remaining Reston Partnership Owners intend to receive the Equity Value of their respective Partnership Interests entirely in cash. The manner of payment shall be determined in accordance with an election made by the Reston Partnership Owners who are Accredited Investors by written notice to BPLP at least twenty (20) days prior to Closing. For the Reston Partnership Owners the following shall apply:

(a) With respect to any Reston Partnership Owners who have elected to receive all or part of the Equity Value of their respective Partnership Interests in cash, such cash shall be paid to or on behalf of such Reston Partnership Owners by BPLP at Closing, in accordance with Section 3.3.

(b) The Reston Partnership Owners who are Accredited Investors and have elected to receive all or a portion of the Equity Value of their respective Partnership Interests in Units shall be paid the amount so elected by the issuance of Units to such Reston Partnership Owners at Closing in an accredited offering transaction. The number of Units to be issued to such Reston Partnership Owners will be determined at Closing, and will be based on the average of the closing prices of Common Stock on the New York Stock Exchange for the twenty (20) trading days immediately preceding the day prior to the day of Closing (the "Closing Day Value"), subject to the provisions of Section 3.9
hereof.   During the 20-day period described in this Section 3.2(b), neither
Purchasers nor any of their respective affiliates will purchase Common Stock in a public trading transaction; and neither Owners nor any of their respective affiliates will sell Common Stock in a public trading transaction.

3          Except as otherwise provided in Sections 3.2 and 3.4, all Owners shall receive the Equity Value of their respective Partnership Interests in cash in the following manner. The Exchange Value for the Partnership Interests in each Partnership (other than Partnerships 4, 5 and 6) shall be paid in cash at Closing to the Title Company, at which time the Title Company shall deduct from the Exchange Value for the Partnership Interests in each Partnership all sums necessary to pay in full and retire the Existing Indebtedness owed by the Partnership in which such Owners have their respective Partnership Interests so that all liens securing such Existing Indebtedness are released. The Equity Value for the Partnership Interests in such Partnerships shall then be paid to or on behalf of the Owners of such Partnership Interests in accordance with Section 3.11. Notwithstanding the foregoing, in the event that the Reston Partnership Owners have not made an election to receive Units in a sufficient amount to meet the Required Unit Portion, Owners of other Partnership Interests who are Accredited Investors shall make an election to receive Units under this Section 3.3 in an amount sufficient to satisfy the Required Unit Portion.

4          Notwithstanding the foregoing, any Owner who is an Accredited
Investor may elect to receive Units in the amount of all or a portion of the Equity Value of its respective Partnership Interests by delivering written notice (including an executed Subscription Agreement) to BPLP of such election at least twenty (20) days prior to Closing.

5          Commencing on the 375th day after the Closing Date, the Units of BPLP which are issued to Owners pursuant to the terms of this Article 3 shall be redeemable on the terms set forth in the Amended and Restated Agreement of Limited Partnership of Boston Properties Limited Partnership, dated as of June 23, 1997, as amended (the "BPLP Partnership Agreement"). At Closing, Purchasers and BPI will enter into a Registration Rights Agreement with all Owners receiving Units, which Registration Rights Agreement will be substantially in the form of Exhibit H attached hereto.

6          To the extent of the Units issued to Owners in exchange for the
Equity Value of the Partnership Interests, the parties hereto intend, to the extent permitted by law, that such exchange shall be treated as a contribution of property in accordance with Internal Revenue Code Section 721.

7          Intentionally Deleted.

8    For purposes of this Agreement, "Existing Indebtedness" shall mean the ind ebtedness or obligations, other than Retained Indebtedness, secured by any and all outstanding mechanics' liens, deeds of trust, mortgages, judgment liens, liens for taxes which are due and payable as of the Closing Date, and any other monetary liens encumbering the Property owned by each respective Partnership as of the Closing Date. "Retained Indebtedness" shall mean the existing two loans made by The Prudential Insurance Company of America ("Prudential"), which are secured by a deed of trust against Parcel 5 in the principal amount of approximately Forty-Two Million Four Hundred Eighteen Thousand One Hundred Eighty-Nine Dollars ($42,418,189) and two deeds of trust against Parcel 6 in the aggregate principal amount of approximately Forty-Eight Million Eight Hundred Forty-Four Thousand Nine Hundred Forty-Four Dollars ($48,844,944) as of the Closing Date and described more fully on Exhibit C, and the existing loan made by Lutheran Brotherhood which is secured by a deed of trust against Parcel 4 in the outstanding principal amount of approximately Twenty-One Million Nine Hundred Ninety-Nine Thousand Two Hundred Fifty-Seven Dollars ($21,999,257) as of the Closing Date and described more fully on Exhibit C. It is understood and agreed that the Owners of Partnerships 5 and 6 shall not have any obligation to release or repay the Retained

Indebtedness from Prudential (except insofar as the amount of such indebtedness is deducted from the Exchange Value of such Partnership Interests). Purchasers shall negotiate with Prudential regarding the repayment, modification or continuation of such loans, and Purchasers shall pay all costs, expenses and prepayment penalties that may be required in connection with such repayment, modification or continuation.. It is further understood and agreed that the Owners of Partnership 4 shall not have any obligation to release or repay the Retained Indebtedness from Lutheran Brotherhood (except insofar as the amount of such indebtedness is deducted from the Exchange Value of such Partnership Interests); however, if Lutheran Brotherhood shall require the payment of any prepayment penalties or other expenses pursuant to the terms of a payoff letter obtained by the Title Company for use at Closing, the total amount of such penalties and expenses set forth in such payoff letter shall be deducted from the Equity Value of the Partnership Interests in Partnership 4. Following such deduction, the Owners of Partnership 4 shall not have any further liability on account of such prepayment penalties or expenses. Managing Owners shall cooperate with the Purchasers in any efforts to avoid an acceleration of the Retained Indebtedness but such cooperation shall not be a condition to Closing.

9          The parties hereto agree that (i) in the event that the actual
Closing Day Value is less than $30.00 per share, the number of Units to be issued to an Owner under the terms of this Article 3 shall be determined as though the Closing Day Value is $30.00 per share; and (ii) in the event that the actual Closing Day Value exceeds $36.00 per share, the number of Units to be issued to an Owner under the terms of this Article 3 shall be determined as though the Closing Day Value is $36.00 per share. If the Closing Day Value is any amount between $30.00 and $36.00, inclusive, the number of Units to be issued shall be based on the actual Closing Day Value.

10         In the event that the Purchasers acquire all of the Partnership
Interests and/or Parcels, as the case may be, and do not reject any Partnership Interests or Parcels pursuant to Articles 5 or 19 below, BPLP agrees to pay, in addition to the aggregate Exchange Value set forth in Exhibit D, an additional sum in the amount of One Million Five Hundred Thousand Dollars ($1,500,000) (the "Transaction Fee"), which shall be paid to MGA. In the event that one or more Partnerships and/or Parcels have been deleted from this Agreement in accordance with Articles 5 or 19, the Transaction Fee payable to MGA shall be reduced in the proportion that the Exchange Value of the deleted Partnership or Partnerships bears to the aggregate Exchange Value of all of the Partnerships.

11         Notwithstanding any provision in this Article 3 to the contrary, all cash payments to be made to any of the Owners in accordance with this Article 3 shall be delivered to MGA for distribution to the individual Owners, and Purchasers shall not have any further responsibility for the distribution of such payments to such Owners.

12         The parties hereto agree that the Exchange Value for each Partnership shall be allocated to the land owned by such Partnership in an amount equal to $30 per square foot and the balance of the Exchange Value shall be allocated to the Improvements thereon. No value shall be attributed to any 1245 Property.

13         [The Equity Values payable to Owners under this Agreement shall be in accordance with their respective Interests.]

14   Deposit.
     -------

1          Purchasers have placed in escrow with Commercial Settlements, Inc.,
1413 K Street, N.W., Washington, D.C. 20005 (the "Title Company") the sum of Four Hundred Fifty Thousand Dollars ($450,000), representing an initial deposit, and subject to the terms of that certain Escrow Agreement (the "Escrow Agreement") dated November 14, 1997, a copy of which is attached hereto as Exhibit E. Within three (3) Business Days of the Effective Date, Purchasers shall deliver an additional One Million Three Hundred Fifty Thousand Dollars ($1,350,000), representing an additional deposit (the initial deposit and the additional deposit, together with accrued interest thereon, is hereinafter referred to as the "Deposit").

2          The Title Company is hereby directed to invest the Deposit in an interest-bearing account acceptable to Purchasers. Interest earned on the Deposit shall belong solely to Purchasers and shall be accounted for separately, but accumulated and reinvested with the Deposit. The Deposit shall be disbursed by the Title Company in accordance with the terms and conditions of this Agreement and the Escrow Agreement.

3          Study Period.
           ------------

1          For purposes of this Agreement, the term "Study Period" shall mean the period commencing on October 14, 1997 and ending at midnight on December 23, 1997, as the same may be extended pursuant to Section 10.1 or by mutual agreement of Purchasers and Owners. Notwithstanding the foregoing, Purchasers shall have the right in their sole discretion to extend the foregoing date to December 31, 1997 by giving written notice of such extension to Owners no later than December 20, 1997. If by the expiration of the Study Period, Purchasers, in their sole and absolute discretion, shall elect not to proceed to Closing for any reason whatsoever, then Purchasers shall have the right to terminate this Agreement by giving written notice of termination to the Owners on or before such date, whereupon this Agreement shall automatically terminate, the Deposit shall be returned to Purchasers, and neither party shall have any further rights or obligations under this Agreement, except as expressly set forth in Section
5.5 and Article 23 of this Agreement.

2          If prior to the expiration of the Study Period, Purchasers, in their sole and absolute discretion, shall determine that their intended acquisition of any one or more of the Partnership Interests and/or Parcels (the "Rejected Interests") is not economically or otherwise feasible or advisable at the Exchange Value for such Partnership Interests and/or Parcel set forth in Exhibit D, then Purchasers shall so advise Owners by written notice to the Owners, in which event the parties shall use good faith efforts to agree on a revised Exchange Value for such Rejected Interests, or such other modified terms and conditions as may be appropriate, including but not limited to the deletion of such Rejected Interests from this Agreement. In the event that Purchasers and the Owners of the Rejected Interests reach an agreement on a revised Exchange Value of such Rejected Interests or other modifications to the terms and conditions of acquisition of such Rejected Interests, an Amendment to this Agreement shall be executed by Purchasers and the Owners of the Rejected Interests; in no event shall the consent of any Owner other than the Owners of the Rejected Interests be required for such Amendment, nor shall the signatures of such other Owners be required to make such Amendment effective. In the event that Purchasers and the Owners of the Rejected Interests agree to delete such Rejected Interests from this Agreement, such Rejected Interests shall no longer be subject to this Agreement, but this Agreement shall otherwise continue in full force and effect with respect to the other Partnerships and the Parcels they own. If the Owners of the Rejected Interests and Purchasers fail to reach an agreement regarding the Rejected Interests in accordance with this Section 5.2 on or before January 8, 1998, this Agreement shall terminate on January 8, 1998, the Deposit shall be returned to Purchasers, and neither party shall have any further rights or obligations under this Agreement, except as expressly set forth in Section 5.5 and Article 23 of this Agreement.

3          Until Closing hereunder, Purchasers and their agents and
representatives shall have the right, at Purchasers' own cost and expense: (i) to have full and complete access, during normal business hours and with reasonable advance notice to Managing Owners, to inspect Partnerships' books, records, files, operating reports and other information relating to the Partnerships and the Properties, and related correspondence files; (ii) to enter upon the Properties during normal business hours, subject to the rights of tenants under the Tenant Leases (as hereinafter defined) and using best efforts to avoid causing an unreasonable disruption of the operations of the Properties, to make such inspections of the Partnerships and the Properties as Purchasers deem necessary or desirable in connection with the transaction contemplated by this Agreement, provided that a representative of the Partnerships shall have the right to be present during such inspections; and (iii) to conduct interviews with tenants under the Tenant Leases provided that a representative of the Partnerships shall have the right to be present at such interviews. As used in this Agreement, "Tenant Leases" shall mean the leases and subleases, if any, described in Exhibits N-1 through N-12 attached hereto, and all leases and subleases, if any, entered into by the Partnerships after the date hereof pursuant to and in accordance with the terms hereof. In addition, Managing Owners agree to make available to Purchasers all of the following documents which are in the Partnerships' or their agents' possession, and to request that the Partnerships' architects, engineers and consultants make available to Purchasers such of the following documents which are in their respective possession: all of the records of such architects, engineers and consultants related to the Properties, and the physical and environmental condition thereof, including all surveys, plans and specifications, and reports and to otherwise cooperate with Purchasers in their inspection and investigation of the Properties, and Purchasers shall have the right to make copies of the same, at their own cost and expense. In no event shall Purchasers be obligated to pay any fees to the Partnerships or Owners on account of their making such records available.

4          The Partnerships hereby grant to Purchasers, their employees, agents, consultants and contractors, the right to enter on to the Properties for the purpose of performing such surveys, soil tests, hydrology tests, percolation tests, environmental tests, and other engineering tests or environmental investigations as Purchasers may reasonably deem appropriate. Such entry shall be subject to the terms of an Access Letter agreement in the form attached hereto as Exhibit Q, which shall be signed before such entry by all third party consultants. Purchasers agree to pay all of the costs and expenses associated with its investigation and testing and to repair and restore any damage to the Properties caused by Purchasers' investigations or testing, at Purchasers' expense.

5          Purchasers also agree to hold the Partnerships harmless from all costs, expenses and liabilities arising out of Purchasers' entry on the Properties, except that Purchasers shall have no responsibility to the Partnerships and are hereby released from liability by the Partnerships for any damage to persons or property or any release arising out of existing environmental conditions or subterranean structures or utilities that were known to Owners and/or the Partnerships and not disclosed to Purchasers as provided below.

6          Soil, rock, water, asbestos, and other samples taken from the
Properties shall remain the property of the Partnerships. At the request of the Managing Owners, Purchasers will assist in making arrangements for the lawful disposal of any contaminated samples and will pay any related transportation or disposal fees, but only if the Managing Owners sign the manifest and any other documents required in connection with the disposal of contaminated samples. If the Managing Owners are not willing to sign the required documentation, Purchasers' only obligation shall be to return the contaminated samples to the Partnerships. Any investigation or inspection conducted by Purchasers or any agent or representative of Purchasers pursuant to this Agreement in order to verify independently the Managing Owners' satisfaction of any conditions precedent to Purchasers' obligation hereunder or to determine whether the Managing Owners' representations and warranties are true and accurate shall not affect or constitute a waiver by Purchasers of any of the Managing Owners' obligations hereunder or Purchasers' reliance thereon.

7          Managing Owners have delivered to Purchasers or shall have made available and shall continue to make available to Purchasers true, correct and complete copies of the following for each Partnership and each Parcel:

(a) All Tenant Leases, including, without limitation, amendments, side letters, option exercise letters and other documents, certificates or instruments applicable to any of the Tenant Leases, and copies of all pending lease proposals.

(b) A current rent roll or other documents, reflecting as of the date thereof, with respect to each of the Tenants: (i) suite and building number or address; (ii) name of tenant; (iii) monthly rental (including fixed rent and escalation payments); (iv) the amount of such tenant's security deposit (and any other deposits), if any; (v) the date through which each tenant's rent is paid; (vi) the expiration date of such tenant's lease; (vii) any rents or other charges in arrears or prepaid thereunder and the period for which such rents and other charges are in arrears or have been prepaid; (viii) any free rent or other rental concessions thereunder and the period to which the same apply and any outstanding tenant improvement or build out allowances or obligations; (ix) the utilities which are furnished as part of the rent; (x) broker's fees or commission, if any, attributable to the lease; (xi) renewal and expansion options, if any; and (xii) square footage of leased premises.

(c) Financial information and records for the Properties for calendar year 1996 and the first three quarters of calendar year 1997, together with the books and records for the Partnerships and the Properties, including historical property and operating statements, tax bills, capital expenditure records and maintenance records of the Properties.

(d) As-built plans and specifications for the improvements on the Properties, to the extent reasonably available.

(e) Copies of all contracts, agreements, equipment leases, service and maintenance agreements, and vendor contracts listed on Exhibits L-1 through L-12 attached hereto.

(f) Copies of Partnerships' existing title policies for the Properties, together with legible copies of all documents referred to in the title reports or policies.

(g) Copies of existing "as-built" surveys of the Properties, any readily available topographical information and traffic studies in Partnerships' or their property managers' possession.

(h) All environmental reports and studies in the Partnerships' possession (including, without limitation, all analytical data, remediation design, modeling, boring logs, correspondence, submissions and responses to or from regulatory authorities) and notices and asbestos reports and all reports, proposals and/or notices relating to the physical condition of the Properties, including, without limitation, any soils reports, engineering, architectural or other structural reports or studies and similar data relating to the Properties in the Partnerships' possession.

(i)        Existing fire and casualty insurance policies (or summaries thereof).

(j) All information concerning any pending real estate tax assessment protests and proceedings.

(k) All agreements relating to leasing commissions affecting the Properties and a list of leasing commissions to be discharged by the Partnerships pursuant to Section 8.1(b).

(l) Copies of all promissory notes, mortgages, deeds of trust and other documents relating thereto including, without limitation, encumbrances or documents evidencing and/or securing indebtedness affecting the Properties, and copies of any applicable interest rate "swap" agreements.

(m) Copies of all construction contracts or other agreements to which any Partnership or its respective agent is a party relating to any ongoing construction work, repairs or renovations being done to any Improvements at the Properties.

(n) Copies of all agreements, proffers, if any, and other non-public documents relating to land use restrictions or other conditions limiting or otherwise affecting development of the Properties.

(o) Copies of all unexpired warranties and guaranties covering the Personal Property and the roof, elevators, heating and air conditioning systems and any other components of the Improvements, and a list and description of any material third party bonds, warranties and guaranties which will be in effect after Closing with respect to the Properties, including, without limitation, the Improvements.

(p) Copies of all certificates of occupancy, approvals, licenses and permits. Notwithstanding the foregoing, the parties acknowledge that Managing Owners may not be able to locate certain certificates of occupancy for the Improvements on Parcel 2 , as set forth in Exhibit R.

(q) Copies of any and all written claims, demands or notices from any third party which concern or otherwise affect the Properties received by any Partnership since January 1, 1995, or earlier if unresolved, including, without limitation, written notice of potential litigation, written notices from any Governmental Authority, copies of any reports issued by the local fire marshall regarding inspection of the Improvements during the Partnerships' ownership of the Properties and a list of major repairs (excluding tenant improvements) and major casualties occurring during the Partnerships' ownership of the Properties, together with any internal lists of claims or anticipated litigation related to the Properties prepared by or on behalf of the Partnerships.

(r) True and complete copies of the limited partnership agreement and certificate of limited partnership for each Partnership, as well as any fictitious name or similar filings, including all amendments to the foregoing, certified as true and complete by a General Partner of each Partnership.

(s) Copies of all federal and state income tax returns for each of the Partnerships for the most recent three (3) years.

8          Prior to the end of the Study Period, Purchasers shall provide written notice to the Owners of the Partnership Interests in Partnership 12 (the "Partnership 12 Owners") of Purchasers' good faith estimate of the present value of the charges required to be paid (the "Parking Space Cost") under that certain Contract to Design and Construct (MGA II Parking Garage), dated May 5, 1992, by and between Partnership 5 and General Electric Company, pursuant to which 413 parking spaces are to be made available in connection with the future development of Parcel 12. The Partnership 12 Owners shall respond to such notice within five (5) days of receipt thereof. In the event that the Partnership 12 Owners agree to the Parking Space Cost, the Exchange Value for Parcel 12 as set forth in Exhibit D shall be reduced by the amount of the Parking Space Cost. In the event that the Partnership 12 Owners and Purchasers agree on a revised Exchange Value for the Partnership Interests in Partnership 12 or other modifications to the terms and conditions of acquisition of such Partnership 12 Partnership Interests, an Amendment to this Agreement shall be executed by the Partnership 12 Owners and Purchasers; in no event shall the consent of any Owner other than the Partnership 12 Owners be required for such Amendment, nor shall the signatures of such other Owners be required to make such Amendment effective. In the event that the Partnership 12 Owners and Purchasers are unable to agree on the Parking Space Cost on or before January 8, 1998, either party shall have the right to terminate this Agreement on January 8, 1998, by written notice of such termination to the other party, whereupon the Deposit shall be returned to Purchasers and the parties shall have no further rights or obligations under this Agreement except as set forth in Section 5.4 and Article 23.

9          Title.
           -----

1          Purchasers shall obtain a commitment (a "Commitment") for an endorsement to the existing owner's policy of title insurance covering each of the Properties or for a new owner's policy of title insurance, if necessary, extending the coverage of each policy to the date of Closing and including such additional endorsements as Purchasers may require, including but not limited to a non-imputation endorsement. In addition Purchasers shall obtain a current survey of each of the Properties (each, a "Survey") prepared by a licensed surveyor. Each Survey shall be prepared in accordance with the current standards for Land Title Surveys of the American Title Association and the American Congress on Surveying and Mapping and shall be certified to Purchasers, the Owners and the Title Company.

2          Purchasers shall have the right to object, in their sole and absolute discretion, to any exceptions to title, or to any matter shown on any Survey, by giving written notice to the Managing Owners on or before thirty (30) days after the Effective Date, or in any event in a timely manner such that the hereinafter described notice and response periods will be completed no later than the end of the Study Period. If Purchasers fail to provide such written objection, then Purchasers shall be deemed to have approved all matters affecting title to the Properties and the Surveys as of the date of the Commitment or the Survey, as applicable (the "Permitted Exceptions", which term shall include the Retained Indebtedness), subject to the right to deduct from the Exchange Value funds necessary to satisfy any Existing Indebtedness, which in no event shall be considered Permitted Exceptions. The Owners hereby irrevocably authorize the Title Company to deduct from the Exchange Value at Closing all sums necessary to pay off and discharge any and all Existing Indebtedness.

3          If Purchasers timely object to any matter (other than the Permitted
Exceptions) affecting title or any Survey, then the Managing Owners shall, within ten (10) days after the date of Purchasers' notice, notify Purchasers in writing of whether the Managing Owners will endeavor to cure or remove any one or more of such objections. If the Managing Owners either elect not to cure Purchasers' title objections or fail to provide timely notice of whether they elect to cure such objections, then Purchasers shall have the option of either
(i) waiving the objections (in which case such exceptions shall thereafter be treated as Permitted Exceptions) and proceeding to Closing or (ii) terminating this Agreement whereupon the Deposit shall be returned to Purchasers and the parties shall have no further rights or obligations hereunder other than those set forth in Section 5.5 and Article 23. If the Managing Owners elect to endeavor to cure or remove any title objection or survey matter, the Managing Owners shall be obligated to cure or remove same on or prior to the Closing Date.

4          Nothing set forth in this Article 6 shall limit Purchasers' right to terminate this Agreement for any reason by delivering written notice of termination to the Owners at any time prior to the expiration of the Study Period.

5          Authority.
           ---------

1          Relating to Owners. Each Owner hereby represents and warrants to
Purchasers and to all other Owners that: (i) this Agreement is, and all "Owners Closing Documents" to be executed by such Owner will be when executed by such Owner, binding on and enforceable against such Owner in accordance with their respective terms; (ii) there are no other consents required to authorize such Owner's entry into and performance of this Agreement, the Owners Closing Documents to be executed by such Owner and/or the transactions contemplated hereby or thereby; and (iii) the execution and delivery of the Owners Closing Documents does not constitute a breach or default under any agreement by which such Owner or its Partnership Interests is bound other than the loan documents evidencing the Retained Indebtedness and the Aetna Loan Documents. In addition, each Owner hereby represents and warrants to Purchasers and to all other Owners that the Partnership Interests being assigned by such Owner are not subject to any liens or encumbrances and that such Owner has the right and authority to assign such Partnership Interests. The foregoing representations and warranties shall survive Closing for the period specified in Section 21.3. Notwithstanding the foregoing, Purchasers agree that (i) obtaining the consent of Prudential to the transfer of the Partnership Interests of Partnerships 5 and 6 shall not be a condition precedent to Closing, nor shall Owners' inability to obtain such consent be deemed a breach or default hereunder, and (ii) any costs and expenses payable to Prudential in connection with any prepayment of the Prudential loans which may be required because of the acquisition by Purchasers of the Partnership Interests in Partnerships 5 and 6 shall be borne solely by Purchasers.

2          Relating to Partnerships. Each Partnership hereby represents and warrants to Purchasers that: (i) this Agreement is, and all "Partnership Closing Documents" to be executed by a General Partner of such Partnership will be when executed by such General Partner, binding on and enforceable against such Partnership in accordance with their respective terms; (ii) all consents required to authorize such Partnership's entry into and performance of this Agreement, the Partnership Closing Documents to be executed by such General Partner and/or the transactions contemplated hereby or thereby have been obtained; and (iii) the execution and delivery of the Partnership Closing Documents does not constitute a breach or default under any agreement by which such Partnership or its Property is bound, other than the loan documents evidencing the Retained Indebtedness and the Aetna Loan Documents. In addition, each Partnership hereby represents and warrants to Purchasers that any Parcel being conveyed by such Partnership under the provisions of this Agreement is not subject to any liens or encumbrances (other than Permitted Exceptions) and that such Partnership has the right and authority to convey such Parcel. The foregoing representations and warranties shall survive Closing for the period specified in Section 21.3.

3          Relating to BPLP. BPLP represents and warrants to Owners that: (i)
this Agreement is, and all documents, affidavits and certificates to be executed and delivered by BPLP as set forth on Exhibit K-1 hereto ("BPLP Closing Documents") will be when executed by BPLP, binding on and enforceable against BPLP, in accordance with their respective terms; (ii) BPLP is a duly formed and validly existing limited partnership under the laws of the State of Delaware and is qualified to do business in the States of Maryland and Virginia; (iii) this Agreement, the BPLP Closing Documents, and the transactions contemplated hereby and thereby have been, or will have been prior to the Closing Date, approved by all necessary action of BPLP; and (iv) the execution and delivery of the BPLP Closing Documents does not constitute a breach or default under any agreement by which BPLP is bound. The foregoing representations and warranties shall survive Closing for the period specified in Section 21.3.

4          Relating to BPLLC. BPLLC represents and warrants to Owners that (i)
this Agreement is, and all documents, affidavits and certificates to be executed and delivered by BPLLC as set forth on Exhibit K-2 hereto ("BPLLC Closing Documents") will be when executed by BPLLC, binding on and enforceable against BPLLC, in accordance with their respective terms; (ii) BPLLC is a duly form and validly existing limited liability company under the laws of the State of Delaware and is qualified to do business in the States of Maryland and Virginia;
(iii) this Agreement, the BPLLC Closing Documents, and the transactions contemplated hereby and thereby have been, or will have been prior to the Closing Date, approved by all necessary action of BPLLC; and (iv) the execution and delivery of the BPLLC Closing Documents does not constitute a breach or default under any agreement by which BPLLC is bound. The foregoing representations and warranties shall survive Closing for the period specified in
Section 21.3.

5          Representations and Warranties.
           ------------------------------

1         The Managing Owners (to the extent provided in Section 8.3) represent and warrant all of the representations and warranties set forth below and, in addition, the General Partners of the Partnerships ("General Partners") each make the following representations and warranties solely with respect to each Partnership of which he is the General Partner and/or the Parcel owned by such Partnership, which representations and warranties are true and correct on and as of the Effective Date of this Agreement, shall be true and correct in all material respects on and as of the Closing Date, subject to Section 8.4, and shall survive Closing for the respective periods specified in Section 21.3:

(a) CONTRACTS. Each of Exhibits L-1 through L-12 attached hereto is a complete list of all current contracts entered into by the Partnerships or the Partnerships' agents relating to the ownership, management, leasing, operation, maintenance or repair of each of the Properties (such contracts, together with all contracts entered into after the date hereof pursuant to
Section 9.1, are hereinafter collectively referred to as the "CONTRACTS"), which lists include the names of the contracting party, the dates of the Contracts and a listing of all amendments to such Contracts.

(b) LEASING COMMISSIONS. On the Closing Date, except as otherwise set forth on Exhibits N-1 through N-12, there shall be no leasing commissions due or owing, or to become due and owing, in connection with any of the Tenant Leases. The Partnerships shall pay and discharge in full at or before Closing all obligations to pay any leasing commissions with respect to the existing Tenant Leases, other than leasing commissions and other fees: (i) for which Purchasers have expressly agreed to pay, se set for in Exhibits N-1 through N-12; (ii) which are approved by Purchasers in connection with a new Tenant Lease as described in Section 9.1 of this Agreement or (iii) which Purchasers have agreed to accept in connection with Parcel 4, as set forth in Exhibit L-4.

(c) FINANCIAL INFORMATION. Exhibits M-1 through M-12 attached hereto contain true and correct Statements of Profit and Loss of each Partnership with respect to each Partnership's Property for the calendar years of 1994, 1995 and 1996. Such Statements properly reflect the profit and loss from the management, leasing, maintenance, repair and operation of such Property for such periods.

(d)       TENANT LEASES.


     (i) Each of Exhibits N-1 through N-12 attached hereto is a true and complete list of all Tenant Leases for each Property, including the name of the tenant, the date of the Tenant Lease and a complete list of all amendments, side letters, option exercise letters and any other documents, certificates or instruments which may create future obligations under any of the Tenant Leases. The Tenant Leases identified on Exhibits N-1 through N-12 are the only leases or other rights or grants of occupancy by Partnerships or General Partners of all or any part of the Properties.

     (ii) Each of Exhibits N-1A through N-12A attached hereto contains a complete list of all current rental delinquencies under the Tenant Leases for each Property as of the close of the month immediately preceding the Effective Date. The Managing Owners agree to provide to Purchasers an updated list of rental delinquencies ten (10) days prior to the end of the Study Period and at Closing, both of which shall be certified by the Managing Owners as true, correct and complete in all material respects.

     (iii) Except as set forth on Exhibits N-1 through N-12 or in the lease documents identified thereon, there are no concessions, rebates, or "free" or "reduced" rent periods (whether oral or written) of any kind whatsoever under any of the Tenant Leases which would have an effect on or after the Closing Date, and, except as contained in (i) that certain Lease Agreement by and between MGA Virginia 85-1 Limited Partnership, as Landlord, and General Electric Company ("GE"), as Tenant, dated June 1, 1987, with regard to Parcel 5, as assigned to Lockheed Martin Corporation ("LMC"), as successor by merger to Martin Marietta Corporation ("MMC"), (ii) that certain Lease Agreement by and between MGA Virginia 86-2 Limited Partnership, as Landlord, and GE, as Tenant, dated January 1, 1988, with regard to Parcel 6, as assigned to LMC, as successor by merger to MMC,
     (iii) that certain Second Amended and Restated Lease Agreement by and between Reston Town Center Office Park Phase One Limited Partnership, as Landlord, and The United States of America, as Tenant, dated September 15, 1993, with regard to Parcel 4, and (iv) the Aetna Lease with regard to Parcel 2, none of the tenants or any other person or entity has a right of first refusal, option right, or other right to purchase all or any portion of the Properties.

     (iv) Except as otherwise set forth on Exhibits N-1 through N-12 or Exhibits N-1A through N-12A, none of the tenants under the Tenant Leases is in default as of the close of the month immediately preceding the Effective Date as to any monetary obligation under its Tenant Lease beyond any grace period provided for in its Tenant Lease and, to the best of each Managing Owner's and each General Partner's knowledge, none of the tenants under the Tenant Leases is in material default as to any non-monetary obligation under its Tenant Lease beyond any grace period provided for in its Tenant Lease nor is any Tenant entitled to any rebate, concession, deduction or offset under its Tenant Lease, except for the Partnerships' obligation, if any, to refund any excess estimated payments made by a Tenant on account of operating expenses or real estate taxes. Except for security deposits placed with the Partnerships under the Tenant Leases, a true and correct list of which is attached hereto as Exhibits N-1B through N-12B, none of the tenants has paid to the Partnerships any rent or other charge of any nature under its Tenant Lease or otherwise relating to any Property for a period of more than thirty (30) days in advance. Except as set forth in Exhibits N-1 through n-12, each Partnership and each General Partner has performed or paid all obligations (including, without limitation, performance of all work and payment of all work and other tenant allowances) required to be performed or paid by it under each of the Tenant Leases and is not in default of any of its obligations under any of the Tenant Leases. Notwithstanding the foregoing, the parties hereto acknowledge that certain construction work has been commenced and is not yet completed with respect to Parcels 1, 2 and 3 as set forth in Exhibits N-1, N-2 and N-3 hereto.

(a) CONDEMNATION. None of the Managing Owners or General Partners has any knowledge of or has received any written notice of any pending or contemplated condemnation proceedings affecting all or any part of any Property.

(b) STRUCTURAL. To the best of each Managing Owner's and each General Partner's knowledge, there are no existing structural defects in any Improvements at any Property. No Managing Owner or General Partner has received any written notice from any insurance company or Governmental Authority of any defect or inadequacy in connection with any Property's structure or systems which has not heretofore been cured. On or before the Closing Date, the Partnerships shall cure (or escrow sufficient funds at Closing with the Title Company to cure) all such written notices issued on or before the Closing Date.

(c) ZONING/VIOLATIONS. To the best of each Managing Owner's and each General Partner's knowledge, there is not now pending nor is there any proposed or threatened proceeding for the rezoning of any Property or any portion thereof. None of the Managing Owners or General Partners has any knowledge of or has received any written notice from any Governmental Authority that any zoning, subdivision, environmental, hazardous waste, building code, health, fire, safety or other law, order, ordinance or regulation is violated by the continued maintenance, operation or use of any Property, including, without limitation, any Improvements located thereon or any parking areas. In addition to its obligations under Section 6.3, on or before the Closing Date, Owners shall cure (or escrow sufficient funds at Closing with the Title Company to cure) all violation notices issued with respect to the Properties.

(d) PERMITTED EXCEPTIONS. Each Partnership has performed all obligations under and is not in default in complying with the terms and provisions of any of the covenants, conditions, restrictions, rights-of-way or easements constituting one or more of the Permitted Exceptions for each Partnership's Parcel. Notwithstanding the foregoing, the parties acknowledge that the fence on Parcel 4 may constitute a violation of covenants applicable to Parcel 4 and that Partnership 4 has no obligation to remove such fence.

(e) PERMITS, ETC. To the best of each Managing Owner's knowledge and except as set forth in Exhibit R, all permits, licenses, authorizations and certificates of occupancy required by Governmental Authorities for each Partnership's management, occupancy, leasing and operation of its Property are in full force and effect, and will remain in full force and effect after the Closing.

(f) LITIGATION. No dispute, proceeding, suit or litigation relating to the Tenant Leases, any Property or any part thereof is pending or, to the best of each Managing Owner's and each General Partner's knowledge, threatened in any tribunal. No Partnership is the subject of, nor has any Managing Owner or any General Partner received, any written notice of or threat that any Partnership has or will become the subject of, any reorganization, liquidation, dissolution, receivership or other action or proceeding under the United States Bankruptcy Code, 11 U.S.C. (S)(S) 101, et seq., or any other federal, state or local laws
                            -- ---
affecting the rights of debtors and/or creditors generally, whether voluntary or involuntary and including, without limitation, proceedings to set aside or avoid any transfer of any interest in property or obligations, whether denominated as a fraudulent conveyance, preferential transfer or otherwise, or to recover the value thereof or to charge, encumber or impose a lien thereon.

(g) FIRPTA. No Owner or Partnership is a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(h) INDEBTEDNESS. No material defaults or events of default (as defined therein) have occurred and are continuing under the terms of any documents evidencing or securing indebtedness which is secured by any of the Properties or for which any Partnership is liable.

(i) PARTIES IN POSSESSION. There are no tenants or other parties in possession of any part of any Property, except tenants under the Tenant Leases and the beneficiaries of the license agreement attached hereto as Exhibit O or as may otherwise be set forth in the Permitted Exceptions, and no one other than tenants under the Tenant Leases have any right to occupy any part of any Property.

(j) MATERIAL CHANGE. None of the Managing Owners or General Partners has received written notice from any Governmental Authority of any pending or contemplated change in any regulation, code, ordinance or law, or private restriction applicable to the Properties, or any natural or artificial condition upon or affecting the Properties, or any part thereof, which would result in any material change in the condition of such Property or any part thereof, or would in any way limit or impede the operation or development of such Property.

(k) AGREEMENTS AFFECTING PROPERTIES. There are no contracts or other material obligations currently in effect, other than those matters set forth in the Contracts, Tenant Leases, the documents evidencing and securing the Retained Indebtedness and the Permitted Exceptions, and any other documents which have been delivered to Purchasers, (i) for the sale, exchange or transfer of any Property or any portion thereof by any Partnership or General Partner, or (ii) creating or imposing any burdens, obligations or restrictions on the use or operation of such Property and the businesses conducted thereon.

(l) ACCURACY OF DOCUMENTS. All documents and records to be delivered pursuant to Section 5.7 will be true, correct and complete copies of the documents and records required to be delivered and will accurately reflect the matters contained therein in every material respect.

(m) PARTNERSHIPS. Each of the Partnerships has been duly formed under the laws of the State in which it was formed and validly exists in each state in which it operates or owns property.

(n) RETAINED INDEBTEDNESS. The assignment of the Partnership Interests in Partnerships 4, 5 and 6 and/or the conveyance of Parcels 4, 5 and 6 as contemplated hereunder will, if not approved by Lutheran Brotherhood and Prudential respectively, constitute grounds for acceleration of the Retained Indebtedness.

(v) For purposes of this Agreement, the phrase "to the best of Managing Owners' knowledge" and "to the best of General Partner's knowledge" or words of similar import, shall mean that such party has conducted a reasonable review of its files and interviewed its current employees in positions of responsibility on the subject (including, without limitation, leasing and management personnel), and such review and interviews did not disclose any information contrary to the accuracy or veracity of any such representation or warranty.

(vi) Further for purposes of this Agreement, "Managing Owners" shall be deemed to mean (i) John F. Griffin, George G. Mulligan and Barry M. Fitzpatrick for all Properties located in Virginia and the Partnerships which own such Properties, and (ii) John F. Griffin, George G. Mulligan and David E. Schutt for all Properties located in Maryland and the Partnerships which own such Properties.

(vii) Managing Owners and General Partners shall provide written notice to Purchasers at any time and from time to time after the Effective Date through the Closing Date if any of them acquires any information that any of the representations or warranties made in this Agreement was inaccurate in any material respect as of the Effective Date or will be inaccurate in any material respect as of the Closing Date, except such notice shall not be required for changes which result from the operation of the Properties in the ordinary course of business.

(vii)     COVENANTS AND ADDITIONAL OBLIGATIONS OF OWNERS, MANAGING OWNERS AND
          -------------------------------------------------------------------
GENERAL PARTNERS.
----------------


1         COVENANTS OF THE MANAGING OWNERS AND GENERAL PARTNERS.  Each
Managing Owner and each General Partner agrees that from the date of this Agreement to the Closing Date, it will: (i) operate the Properties only in a commercially reasonable manner, and use its reasonable efforts to preserve its relations with tenants and others having business dealings with it; (ii) maintain the Properties as required by the Tenant Leases, and otherwise maintain each Property in its present condition, make all necessary repairs and replacements

(including repairs and replacements to building systems), and deliver its Property on the Closing Date substantially in the condition it is in on the Effective Date, ordinary wear and tear, and damage by fire or other casualty excepted; (iii) maintain fire and casualty insurance, with broad form extended coverage on the Improvements, in an amount for each Property at least equal to the replacement cost for the Improvements on each Property, with a deductible not in excess of $25,000.00 (such insurance to be canceled by Managing Owners promptly after the Closing Date, subject to resolution of any pending claims thereunder); (iv) maintain rental loss insurance in an amount equal to the reasonably anticipated income from its Property (rent, common area (and building operation) charges, and real estate tax and insurance contributions) for a 12-month period (such insurance to be canceled by Managing Owners promptly after the Closing Date, subject to resolution of any pending claims thereunder); (v) not mortgage or encumber any part of the Properties or take or suffer any other action affecting title to the Properties without the prior written consent of Purchasers; (vi) not make any commitment or incur any liability to any labor union, through negotiations or otherwise, with respect to the Properties; (vii) not become a party to any new licenses, equipment leases, contracts or agreements of any kind relating to the Properties, except such contracts or agreements as will be terminated at or prior to Closing without cost or expense to Purchasers or contracts which Purchasers agree in their sole discretion to assume at Closing, without having obtained in each case the prior written consent of Purchasers, which consent shall not be unreasonably withheld or delayed, and any requests for consent shall be responded to within ten (10) Business Days of receipt of request therefor; (viii) not cancel or terminate (except for nonpayment of rent in the case of Tenant Leases), modify or amend any of the Tenant Leases, or accept surrender thereof, enter into any new leases, or consent to the assignment, subletting or mortgaging of any lease or space, without having obtained in each case the prior written consent of Purchasers, which consent shall not be unreasonably withheld or delayed, and any requests for consent shall be responded to within ten (10) Business Days of receipt of request therefor; (ix) execute and deliver in the ordinary course of business all new Tenant Leases and modifications or amendments of Tenant Leases approved by Purchasers in accordance with clause (viii), it being agreed that if Closing occurs hereunder, Purchasers shall pay for and perform all tenant work and tenant allowances required under new Tenant Leases and modifications or amendments of Tenant Leases approved by Purchasers in accordance with clause
(viii), and pay any leasing commissions in connection with all new Tenant
Leases and modifications and amendments to Tenant Leases approved by Purchasers in accordance with clause (viii) (all other tenant work, tenant allowances and leasing commissions to be paid for and/or performed by the Partnerships or General Partners except as set forth in Exhibits N-1 through N-12); (x) comply with and perform all provisions and obligations to be complied with and/or performed by Partnerships or General Partners under the Tenant Leases; (xi) promptly upon receipt, provide Purchasers with copies of all written notices delivered or received under the Tenant Leases, sales reports and correspondence received from tenants, neighboring property owners, any insurance company which carries insurance on its Property, from any Governmental Authorities or from any other person or entity with respect to its Property or any portion thereof; and
(xii) use good faith best efforts prior to the Closing Date to satisfy all conditions to Closing which are within the Managing Owners' and/or General Partners' power to satisfy.

2         COVENANTS OF ALL OWNERS AND GENERAL PARTNERS.   Except as
permitted under Section 21.2, each Owner and each General Partner agrees that from the date of this Agreement to the Closing Date, it will not encumber, assign, transfer or convey any of the Partnership Interests which are the subject of this Agreement; nor will any Owner or any General Partner take any action, or omit to take any action, which would or could adversely affect the Partnerships or the Properties or otherwise adversely affect the rights of Purchasers under this Agreement.

3         TENANT ESTOPPEL CERTIFICATES.  The Partnerships shall send to each tenant a letter (in form acceptable to BPLP) and an estoppel certificate in the form attached hereto as Exhibit P or, if applicable, in the form attached to the subject Tenant Lease. Prior to sending out such estoppel certificates, Managing Owners shall consult with Purchasers regarding the form of such certificates. The Partnerships shall, immediately upon receipt, deliver to BPLP copies of all correspondence or other matters received by the Partnerships in connection with such estoppel certificates. Managing Owners shall use good faith efforts to assist BPLP in obtaining delivery of all such certificates.

4         TAX APPEALS.  There is not now pending, and Partnerships and
General Partners agree that they will not, without the prior written consent of BPLP, institute prior to the Closing Date, any proceeding or application for a reduction in the real estate tax assessment of the Properties for any tax year unless required by a tenant pursuant to such tenant's Tenant Lease.

5         TERMINATION OF CONTRACTS.  On or prior to the Closing Date,
Partnerships and/or General Partners, at their sole cost and expense, shall terminate those Contracts and management, leasing and other similar agreements relating to the Properties for which BPLP has requested termination by written notice to the Partnerships and/or Managing Owners .

6         FINANCIAL STATEMENTS.  As soon as available, but in no event later than fifteen (15) days after the Closing Date, Managing Owners or General Partners shall make available to BPLP and its accountants a Statement of Income and Expense for each Property from January 1, 1998, through the Closing Date. Managing Owners and General Partners shall cooperate with BPLP in any required filings with the SEC.

7    ENVIRONMENTAL MATTERS.
     ---------------------


1         Assessments and Additional Assessments.  During the Study
Period, BPLP shall have the right to have an environmental consultant or other professional perform a "Phase I" environmental inspection and assessment (each,
                        -------
an "ASSESSMENT") of each Property and shall, after receipt of a final report for the Assessment, deliver a copy thereof to a Managing Owner of the appropriate Partnership. In the event: (a) the results of any Assessment is inconclusive, in BPLP's sole judgment; or (b) the results of any Assessment reveal environmental matters unacceptable to BPLP, in its sole judgment, BPLP, at its sole option, shall have the right to extend the Study Period and the Closing Date for thirty (30) days as to the Property which is the subject of such inconclusive Assessment (by giving notice to the Managing Owners of such Partnership prior to the end of the Study Period) and to cause additional so-called "Phase II" inspections and tests (each, an "ADDITIONAL
                      --------
ASSESSMENT") to be performed as determined by BPLP in its sole, but reasonable judgment. BPLP shall provide to the appropriate Partnership(s) a copy of all Additional Assessments upon completion thereof.

2    REPRESENTATIONS AND WARRANTIES. The Managing Owners and the General
Partners of each Partnership represent and warrant to Purchasers with respect to the Property owned by such Partnership, which representations and warranties are true and correct as of the date hereof, shall be true and correct in all material respects on and as of the Closing Date, subject to Section 8.4, and shall survive Closing for the period specified in Section 21.3, that, except as may be specifically described in the Environmental Reports identified in Exhibits I-1 and I-2 and in any Assessments and/or Additional Assessments which may be obtained by Purchasers:

(a) During each Partnership's ownership of its Property, there have not been and there are not now pending or, to General Partner's knowledge, threatened: (i) claims, complaints, notices, or requests for information received by such Partnership or General Partner with respect to any alleged violation of any Environmental Law with respect to the Properties; or (ii) claims, complaints, notices, or requests for information sent to such Partnership or General Partner regarding potential or alleged liability under any Environmental Law with respect to the Properties.

(b) To the best of each General Partner's knowledge, no conditions exist at, on, or under its Property that, with the passage of time or the giving of notice or both, would constitute a Hazardous Condition or give rise to liability under any Environmental Law.

(c) Each Partnership is in compliance in all material respects with all orders, directives, permits, certificates, approvals, licenses, and other authorizations from applicable Governmental Authorities, if any, relating to Environmental Laws with respect to its Property.

(d) To the best of each General Partner's knowledge, there are no above ground tanks that are not in compliance with all Environmental Laws or any underground storage tanks (herein referred to as "USTS") at its Property. No Partnership has removed or abandoned any USTs at its Property nor does any General Partner have any knowledge of the existence, abandonment or removal of USTs at such Partnership's Property.

(e) To the best of each General Partner's knowledge, there are no polychlorinated biphenyls ("PCBS") or friable or damaged asbestos at the Properties; nor has any Partnership removed (or required or requested the removal of) any PCBs or damaged or friable asbestos from its Property, nor has any General Partner knowledge of the previous existence of any PCBs or damaged or friable asbestos at such Partnership's Property.

(f) To the best of each General Partner's knowledge, Exhibits I-1 and I-2 contain a true, complete and accurate listing of: (i) all material reports, test results, analytical data, boring logs, and other studies undertaken by, at the request of or on behalf of such Partnership and/or in such Partnership's (or its affiliates' or agents') possession or control with respect to its Property and the environmental conditions thereof; (ii) all material orders, directives and notices of Governmental Authorities received by such Partnership or its agents, consultants and contractors in connection with the environmental condition of its Property; and (iii) all material correspondence to and from Governmental Authorities and environmental consultants with respect to the environmental condition of its Property (the foregoing are hereinafter collective referred to as the "ENVIRONMENTAL REPORTS").

(g) To the best of each General Partner's knowledge, no property adjacent to or in the vicinity of such Partnership's Property has a Hazardous Condition in, on or under such property, except as may be specifically described in the Environmental Reports and except for the site known as the Weinshel Engineering Site located in the vicinity of Parcels 1 and 2.

3   NO RELEASE. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be construed to release the Partnerships or the Managing Owners nor to bar any action by Purchasers to implead the Partnerships and/or Managing Owners nor to bar any other action by Purchasers against the Partnerships or Managing Owners where Purchasers or the Partnerships and/or Managing Owners may have liability to a third party or any Governmental Authorities for an environmental matter or condition which existed at or near any Property on or prior to the Closing Date.

4   REPRESENTATIONS, WARRANTIES AND COVENANTS OF BPLP AND BPLLC.
    -----------------------------------------------------------


1          BPLP and BPLLC represent and warrant to Owners, which representations and warranties shall be true and correct as of the Effective Date, shall be true and correct in all material respects on and as of the Closing Date, and shall survive the Closing for the respective periods specified in Section 21.3, that:

(a) BPLP is duly formed and in good standing as a limited partnership of the State of Delaware and is authorized to do business in the State of Maryland and the State of Virginia. BPLLC is duly formed and in good standing as a limited liability company of the State of Delaware and is authorized to do business in the State of Maryland and the State of Virginia.

(b) BPLP has all requisite partnership power and authority to carry on its business as it is currently being conducted, to accept assignment of the Partnership Interests and/or fee simple title to the Parcels, as applicable and as herein contemplated, and to execute, deliver and perform this Agreement and all documents to be executed and delivered in regard to the consummation of the transactions contemplated hereby and to perform fully its obligations hereunder and thereunder. The execution, delivery and performance by BPLP of this Agreement and all documents to be executed and delivered in regard to the consummation of the transaction contemplated hereby have been or will be duly authorized by all necessary partnership action on the part of BPLP, and BPLP shall, upon request of the Owners, deliver evidence of such authority at or prior to the Closing.

(c) This Agreement has been, and all documents to be executed and delivered in regard to the consummation of the transaction contemplated hereby will be at or prior to Closing, duly executed and delivered by BPLP and BPLLC, as applicable, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and all documents to be executed and delivered in regard to the consummation of the transaction contemplated hereby when so executed and delivered will constitute, legal, valid and binding obligations of BPLP and BPLLC, if a party thereto, enforceable against BPLP and BPLLC, if a party thereto, in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(d) Neither the execution and delivery of this Agreement, nor compliance with the terms and provisions hereof on the part of BPLP or BPLLC, as applicable, and consummation of the transactions contemplated hereby, will violate any statute, license, decree, order or regulation of any Governmental Authority, or will, at the Closing Date, breach, conflict with or result in a breach of any of the terms, conditions or provisions of any material agreement or instrument to which BPLP or BPLLC is a party, or by which either of them is or may be bound, or constitute a default thereunder, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon, or give to others any interest or rights in, the Units to be issued under the terms of this Agreement. BPLP, BPLLC and BPI have each obtained, or will prior to Closing obtain, all necessary consents, approvals, orders and authorizations required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.

(e) Neither BPLP nor BPLLC has (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by BPLP's or BPLLC's creditors,
(iii) suffered the appointment of a receiver to take possession of all or substantially all of BPLP's or BPLLC's assets, (iv) suffered the attachment, or other judicial seizure of all, or substantially all, of BPLP's or BPLLC's assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or compromise to its creditors generally.

(f) The Units to be issued to Owners hereunder have been or will be prior to Closing authorized for issuance to such Owners and, upon such issuance, will be validly issued, fully paid and non-assessable and will not be subject to any preemptive rights upon their issuance.

(g) No consent, waiver, approval or authorization of, or filing, registration or qualification with, or notice to, any Governmental Authority or any other person is required to be made, including, but not limited to, any governmental bodies, agencies, tenants, partners or lenders, in connection with the execution, delivery and performance of this Agreement by BPLP and BPLLC.

(h) Unless and until the Board of Directors of BPI determines that it is not in the best interest of BPI to qualify as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), BPI, by its execution of this Agreement, covenants that it shall operate its business in a manner to qualify, and intends to make an election to qualify, as a REIT under the Code commencing with its taxable year ending December 31, 1997, and has not taken, or omitted to take, any action which would reasonably be expected to result in a challenge to its status as a REIT, and, to the knowledge of BPLP and BPLLC, no such challenge is pending or threatened.

(i) In addition to the initial Registration Documents filed by BPI (the "BPI Registration Documents"), BPI has filed timely all reports, schedules, forms, statements and other documents required to be filed by it with the SEC, and such reports, schedules and forms comply in all material respects with all applicable requirements of the Securities Act of 1933 and the Securities and Exchange Act of 1934 and the rules and regulations promulgated thereunder.

(j) Since the filing of the BPI Registration Documents, there has not been an occurrence or circumstance that would have a material adverse effect on the business, properties, assets, financial condition or results of operations of BPI (a "Material Adverse Change"), nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in a Material Adverse Change.

2   Purchasers shall provide to Owners at Closing an opinion of counsel to
Purchasers, which may include in-house counsel, the form of which shall be finalized during the Study Period.

3   POST-CLOSING AGREEMENTS.

(a)        Definitions.
           -----------

     For purposes of this Section 11.3, the following terms shall have the meanings hereinafter set forth:

(1)            "Code" shall mean the Internal Revenue Code, as amended.

(2) "Tax Protection Period" shall mean the ten (10) year span of time commencing on the Closing Date and ending on the tenth (10th) anniversary of the Closing Date.

(3)       "Nonrecourse Debt" shall mean the type of indebtedness defined in
Section 465(b)(6) of the Code and shall specifically include the Retained Indebtedness as set forth in the documents evidencing and securing such indebtedness as of the Effective Date.

(4) "Bottom-Up Guarantee" shall mean a guaranty of debt having the characteristic that the amount of the guaranty is reduced by any amount the lender receives from any sale or disposition of the collateral including a foreclosure sale (or the fair market value of any property the lender receives by way of deed in lieu of foreclosure or any comparable transaction).

(5) "Protected Owners" shall mean those Owners of Partnership Interests in Partnerships 4, 5 and 6, who receive all or a portion of the Equity Value of such Partnership Interests in Units and who will be the beneficiaries of the Tax Protection Agreements described in this Section 11.3. (Such Protected Owners are sometimes differentiated herein as the "Protected Partnership 4 Owners", "Protected Partnership 5 Owners" or "Protected Partnership 6 Owners", as the case may be.)

(6) "Schedule of Required Debt Allocations" shall mean, for each of Partnerships 4, 5 and 6, the schedule of required debt allocations for each Protected Owner, which shall be furnished at Closing by each Partnership as an exhibit to be attached to the respective Tax Protection Agreements. The aggregate of the scheduled amounts shall not exceed the following amounts: for Partnership 4, $14,650,000; for Partnership 5, $24,350,000; and for Partnership 6, $17,550,000. In no event shall the amount shown for any Protected Owner exceed the amount which would be shown for such Protected Owner if every Owner accepted only Units in exchange for his Partnership Interest. If and to the extent that a Protected Owner receives cash in exchange for his Partnership Interest in addition to Units, the amount of Nonrecourse Debt which must be allocated to such Owner shall be proportionately reduced. The Schedule of Required Debt Allocations for each Protected Owner shall reflect any reduction in the debt to be allocated to such Protected Owner required by the preceding sentence.

(a)       Agreement with Protected Partnership 4 Owners.  At the Closing,
          ---------------------------------------------
Purchasers shall enter into an agreement with the Protected Partnership 4 Owners (the "Partnership 4 Tax Protection Agreement"), which shall include the following provisions:

(i) Purchasers shall agree not to sell or dispose of Parcel 4 (or any successor property acquired in a non-taxable transaction) in a transaction that creates taxable income to the Protected Partnership 4 Owners during the Tax Protection Period; provided, however that such prohibition shall not apply to a sale or disposition to the existing Tenants of

Parcel 4 pursuant to an option or other right presently contained in any such Tenant's Lease which is triggered by the transactions contemplated in this Agreement.

(ii) Purchasers shall agree to maintain Nonrecourse Debt in an amount such that at least the amount set forth in the Schedule of Required Debt Allocations will be allocated under Section 752 of the Code to each Protected Partnership 4 Owner continuously for the period from the Closing Date until December 31, 2004.

(iii) For the period beginning December 31, 2004 and continuing until the end of the Tax Protection Period, to the extent that Nonrecourse Debt in the amount specified in paragraph (b)(ii) above is not allocable under Section 752 of the Code to the Protected Partnership 4 Owners, Purchasers shall agree to make continuously available to the Protected Partnership 4 Owners other debt of BPLP for allocation under Section 752 of the Code at least equal to the amount specified in the Schedule of Required Debt Allocations attached to the Partnership 4 Tax Protection Agreement. The Protected Partnership 4 Owners shall be allowed to execute and deliver Bottom-Up Guarantees or partial guarantees of such debt, as may be required given the nature of such debt.

(iv) Purchasers shall agree that Section 704(c) allocations with respect to Parcel 4 shall be made by the election of the so-called "traditional method" with curative allocations limited solely to allocations of gain on sale of Parcel 4 to the extent allocations of depreciation deductions with respect to Parcel 4 to Partners in BPLP other than the Owners have been limited by the so-called "ceiling rule", as described in Regulations Section 1.704-3(c)(3)(iii)(B).

(b)       Agreement with Protected Partnership 5 Owners.  At the Closing,
          ---------------------------------------------
Purchasers shall enter into an agreement with the Protected Partnership 5 Owners (the "Partnership 5 Tax Protection Agreement"), which shall include the following provisions:

(i) Purchasers shall agree not to sell or dispose of Parcel 5 (or any successor property acquired in a non-taxable transaction) in a transaction that creates taxable income to the Protected Partnership 5 Owners during the Tax Protection Period; provided, however, that such prohibition shall not apply to a sale or disposition to the existing Tenants of Parcel 5 pursuant to an option or other right presently contained in any such Tenant's Lease which is triggered by the transactions contemplated in this Agreement.

(ii) Purchasers shall agree to maintain Nonrecourse Debt in an amount such that at least the amount set forth in the Schedule of Required Debt Allocations will be allocated under Section 752 of the Code to each Protected Partnership 5 Owner continuously for the period from the Closing Date until June 30, 2002.

(iii) For the period beginning June 30, 2002 and continuing until the end of the Tax Protection Period, to the extent that Nonrecourse Debt in the amount specified in paragraph (c)(ii) above is not allocable under Section 752 of the Code to the Protected Partnership 5 Owners, Purchasers shall agree to make continuously available to the Protected Partnership 5 Owners other debt of BPLP for allocation under Section 752 of the Code at least equal to the amount specified in the Schedule of Required Debt Allocations attached to the Partnership 5 Tax Protection Agreement. The Protected Partnership 5 Owners shall be allowed to execute and deliver Bottom-Up Guarantees or partial guarantees of such debt, as may be required given the nature of such debt.

(iv) Section 704(c) allocations with regard to Parcel 5 shall be made by the election of either the "traditional with curative" method specified in
(b)(iv) above or the "remedial" method as described in Regulations
Section 1.704-3(d) (but using a 40-year recovery period as provided by Section 168(g)(2) of the Code), at the option of Purchasers, exercisable in their sole discretion.

(c)       Agreement with Protected Partnership 6 Owners.  At the Closing,
          ---------------------------------------------
Purchasers shall enter into an agreement with the Protected Partnership 6 Owners (the "Partnership 6 Tax Protection Agreement"), which shall include the following provisions:

(i) Purchasers shall agree not to sell or dispose of Parcel 6 (or any successor property acquired in a non-taxable transaction) in a transaction that creates taxable income to the Protected Partnership 6 Owners during the Tax Protection Period; provided, however, that such prohibition shall not apply to a sale or disposition to the existing Tenants of Parcel 6 pursuant to an option or other right contained in any such Tenant's Lease which is triggered by the transactions contemplated in this Agreement.

(ii) Purchasers shall agree to maintain Nonrecourse Debt in an amount such that at least the amount set forth in the Schedule of Required Debt Allocations will be allocated under Section 752 of the Code to each Protected Partnership 6 Owner continuously for the period from the Closing Date until January 31, 2003.

(iii) For the period beginning January 31, 2003 and continuing until the end of the Tax Protection Period, to the extent that Nonrecourse Debt in the amount specified in paragraph (d)(ii) above is not allocable under Section 752 of the Code to the Protected Partnership 6 Owners, Purchasers shall agree to make continuously available to the Protected Partnership 6 Owners debt of BPLP for allocation under Section 752 of the Code at least equal to the amount specified in the Schedule of Required Debt Allocations attached to the Partnership 6 Tax Protection Agreement. The Protected Partnership 6 Owners shall be allowed to execute and deliver Bottom-Up Guarantees or partial guarantees of such debt, as may be required given the nature of such debt.

(iv) Section 704(c) allocations with regard to Parcel 6 shall be made by the election of either the "traditional with curative" method specified in
(b)(iv) above or the "remedial" method as described in Regulations Section 1.704-3(d) (but using a 40-year recovery period as provided by Section 168(g)(2) of the Code), at the option of Purchasers, in their sole discretion.

(d)       Additional Provisions in Tax Protection Agreements.  Each of he Tax
          --------------------------------------------------
Protection Agreements with the Protected Owners shall also include the following provisions:

(i) Such Agreement shall note that such Protected Owners would prefer that BPLP's obligations pursuant to (b)(iii), (c)(iii) and (d)(iii) be satisfied by making available qualified Nonrecourse Debt to such Protected Owners; in the event that such debt is not made available, the preference of such Protected Owners as to the nature of BPLP's debt that would be made available is as follows:

               (1) Bottom-Up Guarantee of recourse mortgage debt secured by Parcels 4, 5 or 6.

               (2) Bottom-Up Guarantee of recourse mortgage debt secured by other properties.

               (3)      Partial guarantee of recourse unsecured debt.

It is understood and agreed that if commercially reasonable, BPLP will try to accommodate such preferences in fulfilling its obligations under the Tax Protection Agreements, but it shall have no liability if BPLP determines, in its sole discretion, that it is not in BPLP's overall best interest to follow such preferences in making debt available for the Protected Owners.

(i) In the event that Purchasers violate a Tax Protection Agreement, thereby triggering recognition of taxable income to the Protected Owners prior to the end of the Tax Protection Period, BPLP shall be obligated to proceed with
(1) or (2) below, at BPLP's option:

(ii) BPLP shall provide an interest-free loan to such Protected Owners in the amount of the federal and state income taxes payable by such Protected Owners on account of such event, which loan shall be repayable in full by such Protected Owners at the end of the Tax Protection Period. Such loan shall be secured by a pledge of Units having a value equal to 120% of the amount of such loan, provided that the Protected Owners shall have the right to substitute collateral acceptable to BPLP in its sole discretion in place of such Units

(iii) BPLP shall pay to such Protected Owners an amount equal to the "Foregone Earnings" attributable to the federal and state taxes paid by such Protected Owners on account of such event. For this purpose, "Foregone Earnings" shall be the present value of the hypothetical interest income that would have been earned on the amount of such taxes if they not had to be paid until the end of the Tax Protection Period. Such hypothetical interest shall be calculated using an interest rate equal to 100 basis points over the yield then being earned on U.S. Treasury Notes having a maturity co-extensive with the remaining term of the Tax Protection Period. Such interest rate shall also be used as the discount rate for purposes of determining the present value of such hypothetical interest.

(iv) If the federal or state taxing authorities impose any interest and/or penalties with respect to the taxes assessed against the Protected Owners solely as a result of BPLP's violation of the Tax Protection Agreement, BPLP shall pay to the taxing authorities the amount of any interest and penalties solely attributable to such taxes.

(v) To the extent that the Protected Owners are required to pay additional federal and state taxes as a result of any payment or loan made by BPLP to Owners under the provisions of paragraphs (ii)(1), (ii)(2) and/or (iii) hereof (such payment or loan referred to hereinafter as the "Taxable Benefit Amount"), BPLP shall be obligated to pay to such Protected Owners an additional sum equal to the Make Whole Amount. For purposes of this paragraph, the "Make Whole Amount" shall be an amount such that the after-tax value of (x) the Taxable Benefit Amount plus (y) the Make Whole Amount shall equal (z) the Taxable Benefit Amount.

(a) To the extent that any Protected Owner redeems its Units, the Tax Protection Period as to such Protected Owner with respect to such Units shall end at the time of such redemption.

(b) Each of the Tax Protection Agreements is a separate agreement; therefore, the satisfaction of BPLP's obligations to a Protected Owner under one Tax Protection Agreement shall not constitute a satisfaction of BPLP's obligations to that Protected Owner under another Tax Protection Agreement.

(c)       Documentation.  During the Study Period the Protected Owners and
          --------------
Purchasers shall finalize the form of the Tax Protection Agreements to be executed at the Closing pursuant to this Section 11.3.


1.   CONDITIONS PRECEDENT.
     --------------------

1         Purchasers' obligation to accept the assignment of the Partnership
Interests hereunder shall be subject to the full and timely satisfaction of the following conditions (all or any of which may be waived, in whole or in part, by Purchasers in writing in their sole discretion) on or prior to the Closing Date:

(a) The Partnership shall have received confirmation from the title insurers that there have been no changes in the state of title to the Properties since the end of the Study Period and that the title insurers are issuing, at Closing, endorsements to the existing title policies or new owners' title policies, as required (reflecting the release of indebtedness other than the Retained Indebtedness and bringing the title current to the date of Closing) without exceptions other than the Permitted Exceptions and with such additional endorsements as BPLP requires, including, without limitation, zoning, comprehensive and non-imputation endorsements. The Title Company shall have received payoff instructions from the lenders of the Existing Indebtedness.

(b) Purchasers shall have received confirmation reasonably satisfactory to Purchasers that all licenses, permits and similar authorizations required by all Governmental Authorities relating to the ownership and operation of each of the Properties are in full force and effect, except as set forth in Section 5.7(p). Purchasers agree to use reasonable efforts to obtain such confirmations.

(c) Except to the extent of any written notice provided to Purchasers pursuant to Section 8.4, (i) the representations and warranties made by Owners, Managing Owners and General Partners in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date, (ii) Managing Owners, the Partnerships, and the General Partners shall have performed all covenants and obligations and complied with all conditions, obligations and agreements required by this Agreement to be performed or complied with by them on or before the Closing Date, including, but not limited to, the obligations set forth in Exhibits N-1 through N-12, and
(iii) each Owner and each Partnership shall have executed and delivered to Purchasers a certificate, dated as of the Closing Date, to the foregoing effect.

(d) Purchasers shall have received an estoppel certificate, in the form attached hereto as Exhibit P or as may be attached to the subject lease, or as otherwise agreed upon by Purchasers and Managing Owners, without changes or additional notations (other than as may be acceptable to Purchasers in their sole and absolute discretion), dated not earlier than thirty (30) days prior to the Closing Date, confirming the accuracy of the information set forth on Exhibits N-1 through N-12 and such estoppel certificate, from each tenant pursuant to the Tenant Leases. In the case of the tenant improvement work or allowances described in Exhibits N-1, N-2 and N-3, each such Tenant shall provide an estoppel or certification at Closing certifying that such work has been completed to the satisfaction of such Tenant or certifying as to the status of any incomplete work, as well as a statement as to the status of funding for such work or such allowances, including any landlord liability for payment or reimbursement for such work.

(e) Purchasers shall have received a certificate from Prudential confirming the outstanding balances of the loans to Partnerships 5 and 6 respectively, the absence of any defaults under such loans other than such defaults as may result from the transactions contemplated under this Agreement, and such other matters as reasonably requested by Purchasers.

(f) Purchasers shall have received estoppel certificates, in form and substance satisfactory to Purchasers, from each declarant or beneficiary (except for the beneficiary of the covenants relating to The Reston Center for Industry and Government) of any covenants, conditions or restrictions or similar instruments or cross-easement agreements affecting any of the Properties; provided, however, that in the event Managing Owners are unable to obtain one or more of such estoppel certificates, Managing Owners shall provide such indemnity therefor as may be required by Purchasers. Managing Owners shall provide estoppel certificates relating to monetary assessments under any covenants or cross-easement agreements affecting any of the Properties, stating that all such assessments that have become due and payable have been paid.

(g) Managing Owners shall have obtained and delivered to Purchasers copies of certificates of occupancy (or the local equivalent) required for the use and occupancy of the Properties, including, without limitation, all certificates of occupancy for all Improvements on the Properties and/or all tenants, as applicable, to the extent there have been any changes from and after the delivery of such documents to Purchasers during the Study Period and except as set forth in Section 5.7(p).

(h) BPLP shall have received an opinion of counsel of Tucker, Flyer & Lewis, the form of which shall be finalized during the Study Period.

(i) Each Owner receiving Units shall have delivered to BPLP an executed Subscription Agreement in the form attached hereto as Exhibit F.

2         If any condition described in this Article 12 is not satisfied at the times required and to the satisfaction of BPLP, in its sole and absolute discretion, then BPLP may, at its sole option, (i) extend the Closing Date for up to an additional thirty (30) days to allow for the satisfaction of such conditions, or (ii) terminate this Agreement by giving written notice to Owners at any time on or before the Closing. In the event that BPLP extends the Closing Date in accordance with this Section 12.2, any documents which have been executed by parties other than Owners and delivered to Purchasers by or on behalf of Owners prior to the commencement of such extension and which are otherwise in complete compliance with the terms and conditions of this Agreement shall be deemed accepted by Purchasers at the time of commencement of such extension in satisfaction of the requirement for such document or documents. If BPLP extends the Closing Date and any such conditions remain unsatisfied at the end of such extended period, then BPLP shall have the option, in its sole discretion, to either terminate this Agreement or proceed to Closing. Upon termination of this Agreement under this Article 12, the Deposit shall be returned to BPLP, and neither party shall have any further rights, obligations or liabilities under this Agreement (other than as set forth in Section 5.5 and Article 23), except that if the failed condition is due to a material breach by Owners of any of their representations, warranties or obligations hereunder, then Owners shall be liable to Purchasers for BPLP's Due Diligence and Contract Costs. The parties hereto acknowledge that the failure to satisfy any of the conditions precedent in this Agreement shall not in and of itself constitute a default by Owners under this Agreement, unless such failure is caused by Owners' material breach of any of their respective representations, warranties or covenants set forth herein. The conditions set forth in this Article 12 are for BPLP's sole benefit, and BPLP may, in its sole discretion, waive (conditionally or absolutely) the fulfillment of any one or more of the conditions, or any part thereof. Owners shall not take or authorize, directly or indirectly, any action that modifies or changes the circumstances upon which the conditions set forth in this Article 12 were deemed satisfied or waived by BPLP without BPLP's prior written consent. In the event that at any time prior to Closing circumstances arise which prevent Owners or the Partnerships, as the case may be, from being able to deliver either an assignment of the Partnership Interests in one or more of the Partnerships or fee simple title to one or more of the Parcels, as the case may be ("Undeliverable Interests"), which circumstances are beyond the control of the parties hereto, the parties agree that Closing shall proceed as to all other Partnership Interests and/or Parcels and such Undeliverable Interests shall remain subject to this Agreement for a period of one year. If the Owners of such Undeliverable Interests are unable to deliver such Interests within such time, the Undeliverable Interests shall no longer be subject to this Agreement and the parties shall have no further obligations as to such Undeliverable Interests, other than as set forth in Section 5.5 and Article 23.

3          CLOSING.  Closing of the transactions contemplated hereby ("CLOSING")
           -------
shall be held at the offices of Shaw, Pittman, Potts & Trowbridge, 2300 N Street, N.W., Washington, D.C. 20037, on or before February 1, 1998 (the "CLOSING DATE"), but in no event earlier than January 5, 1998. The Closing Date may be adjourned or postponed by BPLP from time to time, in its sole discretion, as provided for in Section 10.1 and Article 12.

4          CLOSING MATTERS.
           ---------------


1          On or before the Closing Date, the Partnerships shall cure
(or escrow sufficient funds at Closing with the Title Company to cure) all written notices described in Section 8.1(f) and issued on or before the Closing Date.

2          On or before the Closing Date, the Partnerships shall cure
(or escrow sufficient funds at Closing with the Title Company to cure) all violation notices issued with respect to the Properties, as described in Section 8.1(g).

3          On the Closing Date, Owners shall execute and deliver to BPLP and BPLLC respectively assignments of the Partnership Interests, such assignments to be substantially in the form attached hereto as Exhibit T.

4          On the Closing Date, Managing Owners shall update all
Exhibits to the extent necessary to make the Exhibits accurate in all material respects as of Closing, and Purchasers shall add to Exhibits I-1 and I-2 a list of Assessments or Additional Assessments obtained by Purchasers, if any.

5          Partnerships shall give full possession of the Properties to
BPLP on the Closing Date, subject only to the rights of tenants under the Tenant Leases and the rights of NASD as set forth in Exhibit O.

6          On the Closing Date, BPLP and BPLLC shall execute and deliver
(or cause to be delivered) to the Owners and the Partnerships the BPLP Closing Documents and the BPLLC Closing Documents and the Owners and the Partnerships shall execute and deliver (or cause to be delivered) to BPLP and BPLLC the Owners Closing Documents and the Partnership Closing Documents, and each shall deliver (or cause to be delivered) to the other such other documents, affidavits and certificates as may be required by this Agreement.

7          Partnerships shall deliver all keys and master keys to all locks located on the Properties to the extent that Partnerships have such keys, properly tagged for identification, as well as combinations, card keys and cards for the security systems, if any.

8          Purchasers shall either replace the bonds listed in Exhibit U hereto, or shall reimburse Owners for the amounts of such bonds.

9          BPLP and Owners receiving Units shall execute and deliver an
Amendment to the BPLP Partnership Agreement at Closing, the form of which shall be finalized during the Study Period, but which shall include an amendment to
Section 8.6 of the BPLP Partnership Agreement [get language from CBT].

10         On or before the Closing Date, all Owners shall execute and deliver to the Title Company, an affidavit and indemnity agreement, in form attached hereto as Exhibit W, as required by the Title Company for issuance of a non-imputation endorsement to the owner's title policy for each Property.

11         On the Closing Date, Purchasers shall deliver to the Title
Company the consideration required under the terms of this Agreement.

12   ADJUSTMENTS.
     -----------

1          The following items of expense shall be adjusted as of
midnight of the day immediately preceding the Closing Date:

(a) Real estate taxes and personal property taxes. Assessments, if any, for Improvements completed prior to the Closing Date, whether assessment therefor has been levied or not, shall be paid by the applicable Partnership or allowance therefor made at the Closing by adjustment to the Equity Value of the Partnership Interests of that Partnership.

(b) Utility charges. If there are meters on the Properties measuring the consumption of utilities which are paid by Partnerships and not by any tenant, Partnerships shall, prior to the Closing Date, cause such meters to be read, and shall pay promptly all utility bills for which Partnerships are liable. BPLP shall be liable for and shall pay all utility bills for services relating to the period from and after the Closing Date. To the extent required, reconciliation of such charges under the terms of the Tenant Leases will be done as soon as possible after Closing.

(c) All charges payable with respect to any Contracts relating to the Properties which continue in effect after the Closing and all other costs and expenses of operating the Properties which are customarily prorated in similar transactions.

(d) To the extent that any tenant is entitled to any rebate, concession, deduction or offset under its Tenant Lease, such entitlement shall be included as a closing adjustment. Further, except as to New Leases (as hereinafter defined), to the extent that any tenant is entitled to future tenant improvements work to be paid for by the landlord under such tenant's Tenant Lease, the amount of landlord's liability for such work shall be included as a closing adjustment by reducing the Equity Value for the Partnership Interests of the Partnership which owns the Parcel which is subject to such Tenant Lease. Monthly rent and tenant charges (for real estate taxes, insurance, utilities, common area maintenance and building expenses) payable by tenants shall be adjusted as of 12:01 a.m. on the Closing Date, and any such rent or tenant charges prepaid to Partnerships (including, a pro rata portion of the rent and tenant charges paid for the month in which the Closing occurs) and other credits for the account of tenants shall be paid to BPLP by adjustment to the Equity Value. Adjustments will be made on a reasonable basis for estimated operating expenses paid by Tenants as additional rent. Rent and such tenant charges which are due but uncollected as of the Closing Date shall not be adjusted, but, with respect to tenants whose rent is no more than sixty (60) days in arrears, provided Partnerships provide in a timely manner all back-up materials, reconciliations and other information requested by tenants with respect thereto, BPLP shall remit promptly to or on behalf of Owners any such amounts actually paid by such tenants to BPLP (provided that such amounts shall be in excess of the then current rent and other charges due) within ninety (90) days after the Closing Date. BPLP's obligations with respect to such delinquent rent and other charges shall be limited to billing the applicable tenant therefor on no more than two (2) occasions. Notwithstanding anything to the contrary in the foregoing, Owners retain all rights against former tenants whose Tenant Leases have expired or have been terminated and possession discontinued prior to the Closing Date; provided, however, in no event shall Owners be entitled after the Closing Date to institute any litigation or other judicial proceedings against any tenant that is in occupancy at any of the Properties on the Closing Date with respect to any obligations or liabilities of such tenant relating to the Properties or arising out of such tenant's occupancy thereof. BPLP shall have no further obligation or liability to Owners under this subsection after the expiration of said ninety (90) day period. No adjustment shall be made with respect to percentage or overage rent. Except as otherwise adjusted, Owners shall remain responsible and liable to BPLP to refund to tenants (or reimburse BPLP for any refunds to tenants of) any excess payments made by tenants for real estate taxes (including any arising as a result of tax appeals), insurance, utility, common area maintenance and building expenses applicable to the period prior to the Closing Date, such responsibility and liability to survive Closing until such time as all audit rights of tenants under

Tenant Leases with respect to periods prior to the Closing Date shall have expired and all amounts owing to tenants as a result of any such audits shall have been fully paid by Owners to the applicable tenant (directly or by reimbursement to BPLP). The parties agree that in the event that any tax appeals relating to any of the Properties, whether now existing or hereafter filed, results in any rebate of real property or other taxes paid for such Property, such rebate (after deducting therefrom all costs and expenses of procuring the same) shall be prorated as of the Closing Date between the respective Owner and BPLP based on respective periods of ownership.

(e) At Closing, BPLP shall reimburse Owners for all utility deposits relating to the Properties. All prepaid rentals, tenant security deposits, whether cash or non-cash (including security deposits for tenants who owe rent or other charges on the Closing Date), together with all interest required to be paid thereon which has accrued through the Closing Date, shall be delivered to BPLP on the Closing Date. Promptly following the Closing Date, the Managing Owners shall cause any tenants who have posted letters of credit as security deposits to have such security deposits amended or re-issued, if necessary, so that they run to the benefit of BPLP, if applicable, as landlord under the Tenant Leases.

(f) New Leases. The parties acknowledge that the leases listed in Exhibit V_ (the "New Leases") were finalized after the time at which Owners and Purchasers agreed on the Exchange Values set forth in Exhibit D. To the extent that any Partnership has advanced any sums on account of these New Leases prior to Closing, an adjustment will be made at Closing by increasing the Equity Value of the Partnership Interests in such Partnership; Purchasers shall bear all other costs, such as leasing commissions, tenant improvement work, rebates or other concessions, related to such New Leases.

(g) Association Assessments. Prepaid association assessments shall be adjusted as of the Closing Date by an increase in the Equity Value of the respective Partnership Interests. Association assessments which are due and payable as of the Closing Date shall be paid by the Owners of the respective Partnership Interests or allowance therefor made at Closing by a decrease in the Exchange Value of the respective Partnership Interests.

(h) Existing Partnership Bank Accounts. To the extent any Partnership reserve or other bank accounts are to be transferred to Purchasers at Closing, the Equity Value of the Partnership Interests in such Partnership shall be increased by an amount equal to the funds in such accounts as of the Closing Date.

(i) Purchasers shall be solely responsible for the following: (i) all costs necessary to provide Purchasers with the required endorsement to the existing title insurance policies or new owner's title policies, as required, for the Properties, including, without limitation, all expenses of examination of title, conducting settlement, escrow fees, title clearance, title insurance commitments, endorsements (including, without limitation, zoning, comprehensive and non-imputation) and premiums; and (ii) all costs of preparation of ALTA surveys for the Properties. Any costs of state, county, city, local, municipal and township recording and transfer taxes with respect to the conveyance of the Properties shall be paid in accordance with the provisions of Article 24. Purchasers and Owners shall each pay their respective legal fees and expenses incurred in connection with the negotiation of this Agreement and all related documents, and in addressing each such party's tax and securities issues. Purchasers shall pay the costs of conducting all environmental tests and studies of the Properties. The appropriate Partnerships shall pay all costs associated with (i) repaying all indebtedness secured by the Properties except for any costs relating to the Prudential Loans and subject to the limitations set forth in Section 3.8, including, without limitation, any prepayment premiums associated therewith, (ii) any restructuring or "rolling up" of any of the partnerships constituting Owners; (iii) any gains taxes, income taxes or similar taxes owing as a result of the transactions contemplated hereby; and (iv) any costs associated with terminating any interest rate "swap" agreements which the BPLP does not elect to have assigned to the Purchasers at Closing, and all such costs and expenses and any other transactions costs of the Partnerships shall be treated as a reduction from the Equity Value of the Partnership Interests of the Partnerships respectively.

(j) Notwithstanding any of the foregoing to the contrary, in the event the net adjustments made pursuant to this Article 15 result in additional sums being payable to Owners, the Equity Value of the respective Partnership Interests shall be increased by such amount, and in the event the net adjustments made pursuant to this Article 14 result in additional sums being payable by Owners, the Exchange Value shall be decreased accordingly.

2    DEFAULT BY PURCHASERS.   If this transaction fails to close as a
     ---------------------
result of a material default by the Purchasers with respect to any of the terms of this Agreement, and such material default continues for a period of ten (10) days after Owners notify BPLP in writing of such default, Owners' sole and exclusive remedy for such material default shall be the right to cancel and terminate this Agreement and receive and retain the Deposit. Unless Owners waive the Purchasers' default in writing within five (5) days after the expiration of the 10-day period specified in the preceding sentence, or such default is cured within such 10-day period, this Agreement shall automatically terminate effective fifteen (15) days after the notice of default is given without the necessity of further notice being given. Upon such termination, each party shall be released from all duties or obligations contained herein and the Title Company shall immediately pay the Deposit to Owners as liquidated damages, it being understood and agreed that Owners are hereby releasing and/or waiving any right they might have to either specifically enforce this Agreement or to sue for damages. Owners have agreed to this liquidated damage provision because of the difficulty of ascertaining Owners' actual damages given the uncertainties of the real estate market, fluctuating property values and differences of opinion with respect to such matters.

3    DEFAULT BY OWNERS.
     -----------------

(a) If any of the representations and warranties made by Owners in this Agreement are inaccurate or incorrect in any material respect on the date made or deemed made, or if Owners fail to perform their covenants, obligations or agreements under this Agreement and such failure is not cured on or before the earlier of fifteen (15) days after written notice by BPLP to Owners or the Closing Date, BPLP shall have the right, at its sole option, to: (i) terminate this Agreement, whereupon the Deposit shall be returned to BPLP, Owners shall reimburse Purchasers on demand for all of BPLP's Due Diligence and Contract Costs and neither party shall have any further right or liability to the other under this Agreement except as may be specifically set forth in Section 5.5 and
Article 23; (ii) proceed under Section 17(b) below, to the extent applicable, and/or (iii) pursue any legal or equitable remedies to which BPLP may be entitled on account of the foregoing, including, without limitation, specific performance; provided, however, that in no event shall the aggregate amount payable by Owners under this Section 17(a) exceed the sum of One Million Eight Hundred Thousand Dollars ($1,800,000). Notwithstanding the foregoing, in the event that Closing occurs, nothing contained herein shall limit Purchasers' remedies or the amount of damages Purchasers may recover from Owners pursuant to
Section 18.1.

(b) In the event that, at any time prior to Closing, any of the Owners breaches in any material regard any of its respective representations, warranties or covenants relating to a particular Partnership or Parcel under this Agreement, which breach is not cured within fifteen (15) days after notice thereof ("Defaulted Interests"), Purchasers may elect not to acquire such Defaulted Interests by providing written notice of such election to the Owners of the Defaulted Interests, in which event the Defaulted Interests shall no longer be subject to this Agreement, but this Agreement shall otherwise continue in full force and effect with respect to the other Partnerships and the related Parcels, and the parties shall have no further rights or liabilities on account of such Defaulted Interests.

(c)  INDEMNIFICATION.
     ---------------

1          The Managing Owners hereby agree to jointly and severally indemnify and hold Purchasers harmless from and against: (i) any loss, cost, liability or damage suffered or incurred by Purchasers because any representation or warranty by any Owner shall be false or misleading in any material respect on the date made or deemed made; (ii) any loss, cost, liability or damage suffered or incurred by Purchasers because of any Owner's failure to timely perform any of its covenants, obligations or agreements under this Agreement; (iii) any and all liabilities, claims, demands, losses, suits and judgments of any kind or nature (except those items which under the terms of this Agreement specifically become obligations of Purchasers), brought by third parties and based on events occurring on or before the Closing Date and which are in any way related to the ownership, maintenance or operation of the Properties, and all expenses related thereto, including, but not limited to, court costs and attorneys' fees; and
(iv) all reasonable costs and expenses (including reasonable attorneys' fees) incurred by Purchasers in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 18.1. As to any claim, action or other matter subject to the foregoing indemnity, the Managing Owners shall assume the defense thereof with counsel acceptable to Purchasers. Such claim, action or other matter shall not be settled without the approval of both Purchasers and the Managing Owners.

2          Purchasers hereby agree to indemnify and hold Owners harmless from and against any loss, cost, liability or damage to person or the Improvements at the Properties suffered or incurred by Owners as a result of Purchasers' entry onto any Property prior to Closing, and all reasonable costs and expenses (including reasonable attorneys' fees) incurred by Owners in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 18.2. Further, provided Closing occurs hereunder, Purchasers hereby agree to indemnify and hold Owners harmless from and against: (i) any loss, cost, liability or damage suffered or incurred by Owners because any representation or warranty by either Purchaser shall be false or misleading in any material respect on the date made or deemed made;
(ii) any loss, cost, liability or damage suffered or incurred by Owners because of Purchasers' failure to timely perform any of its covenants, obligations or agreements under this Agreement; and (iii) any and all liabilities, claims, demands, losses, suits and judgments of any kind or nature, brought by third parties and based on events occurring subsequent to the Closing Date and which are in any way related to the ownership, maintenance or operation of the Properties, and all expenses related thereto, including, but not limited to, court costs and attorneys' fees. As to any claim, action or other matter subject to the foregoing indemnity, Purchasers shall assume the defense thereof with counsel acceptable to Managing Owners. Such claim, action or other matter shall not be settled without the approval of both Purchasers and the Managing Owners. Purchasers hereby agree to enter into an agreement at Closing indemnifying the General Partners for any recourse obligation which survives Closing that they may have under the documents evidencing and securing the Retained Indebtedness, to the extent of and solely as to events which occur after Closing.

3    DAMAGE, DESTRUCTION OR CONDEMNATION.
     -----------------------------------

1          In the event of any loss, damage or destruction to any Property or any part thereof prior to Closing that would cost Five Hundred Thousand Dollars ($500,000) or less to repair or replace as estimated by a person or company jointly agreed to by Purchasers and Managing Owners, the Exchange Value for such Partnership Interests shall be reduced by the estimated cost of such repairs, the transaction contemplated herein shall be consummated without further reduction of the Exchange Value and Owners shall receive such insurance proceeds as are paid on the claim of loss. Notwithstanding the foregoing, at Purchasers' option, Purchasers may elect to receive all such insurance proceeds, and in such case, each affected Owner shall assign to Purchasers its right to receive said proceeds (and credit Purchasers with any deductible related thereto) and there shall be no reduction in the Exchange Value.

2          If the estimated cost of repairing or replacing any loss, damage or destruction to any Property exceeds Five Hundred Thousand Dollars ($500,000) but is less than

Fifty Million Dollars ($50,000,000) as estimated as aforesaid, Purchasers shall have the right to delete such Property from this Agreement and all rights, obligations and liabilities of the parties hereto as to such Property shall thereupon terminate. If, however, Purchasers elect to consummate the acquisition of the Partnership Interests as to such affected Property, the Exchange Value of such Partnership Interests shall be reduced by the estimated cost of such repairs, the transaction contemplated herein shall be consummated without further reduction of the Exchange Value, and Owners shall receive such insurance as is paid on the claim of loss. Notwithstanding the foregoing, at Purchasers' option, Purchasers may elect to receive all such insurance proceeds, and in such case, each affected Owner shall assign to Purchasers its right to receive said proceeds (and credit Purchasers with any deductible related thereto) and there shall be no reduction in the Exchange Value.

3         If the estimated cost of repairing or replacing any loss, damage or destruction to any Property exceeds Fifty Million Dollars ($50,000,000), either Purchasers or Owners may elected to terminate this Agreement by written notice of such election to all other parties. In the event of such termination, the Deposit shall be returned to Purchasers and all rights, obligations and liabilities of the parties hereunder shall be released and discharged other than the obligations set forth herein in Section 5.5 and Article 23. If neither Purchasers nor Owners elect to terminate this Agreement in accordance with this
Section 19.3, the Exchange Value of the Partnership Interests for the Partnership(s) owning such affected Property shall be reduced by the estimated cost of such repairs, the transaction contemplated herein shall be consummated without further reduction of such Exchange Value, and Owners shall receive such insurance as is paid on the claim of loss. Notwithstanding the foregoing, at Purchasers' option, Purchasers may elect to receive all such insurance proceeds, and in such case, each affected Owner shall assign to Purchasers its right to receive said proceeds (and credit Purchasers with any deductible related thereto) and there shall be no reduction in the Exchange Value.

4         In the event that any condemnation proceedings are instituted, or notice of intent to condemn is given, with respect to any Property or portion of any Property, Managing Owners shall promptly notify Purchasers thereof. In the event that such proposed condemnation could or would have an effect on the Property or on the use and operation of the Property (the "Condemnation Consequences") estimated by Purchasers to be Five Hundred Thousand Dollars ($500,000) or less, the Exchange Value for the Partnership Interests in the Partnership which owns the Property which is the subject of the condemnation proceedings shall be reduced by the estimated Condemnation Consequences, the transaction contemplated herein shall be consummated without further reduction of the Exchange Value, and Owners shall receive any condemnation award or compensation. Notwithstanding the foregoing, at Purchasers' option, Purchasers may elect to receive such condemnation award or compensation, and in such case, each affected Owner shall assign to Purchasers its right to receive such award or compensation and there shall be no reduction in the Exchange Value.

5         If the value of the Condemnation Consequences is estimated by
Purchasers to be an amount which exceeds Five Hundred Thousand Dollars ($500,000) but is less than Fifty

Million Dollars ($50,000,000), Purchasers shall have the right to delete such affected Property from this Agreement and all rights, obligations and liabilities of the parties hereto as to such Property shall thereupon terminate. If, however, Purchasers elect to consummate the acquisition of the Partnership Interests as to such affected Property, the Exchange Value of such Partnership Interests shall be reduced by the estimated value of the Condemnation Consequences, the transaction contemplated herein shall be consummated without further reduction of the Exchange Value, and Owners shall receive such condemnation award or compensation as is paid on account of the condemnation. Notwithstanding the foregoing, at Purchasers' option, Purchasers may elect to receive such condemnation award or compensation, and in such case, each affected Owner shall assign to Purchasers its right to receive such award or compensation and there shall be no reduction in the Exchange Value.

6         If the value of the Condemnation Consequences is estimated by
Purchasers to be an amount in excess of Fifty Million Dollars ($50,000,000), either Purchasers or Owners may elect to terminate this Agreement by written notice of such election to all other parties. In the event of such termination, the Deposit shall be returned to Purchasers and all rights, obligations and liabilities of the parties hereunder shall be released and discharged other than the obligations set forth in Section 5.5 and Article 23. In the event that neither Purchasers nor Owners elect to terminate this Agreement under this
Section 19.6, the Exchange Value of the affected Partnership Interests shall be reduced by the estimated value of the Condemnation Consequences, the transaction contemplated herein shall be consummated without further reduction of the Exchange Value, and Owners shall receive such condemnation award or compensation as is paid on account of the condemnation. Notwithstanding the foregoing, at Purchasers' option, Purchasers may elect to receive the condemnation award or compensation, and in such case, each affected Owner shall assign to Purchasers its right to receive said award or compensation and there shall be no reduction in the Exchange Value.

7           No Partnership shall agree to or accept any compromise or
condemnation award without obtaining Purchasers' written approval thereof. In the event any Owners are entitled to receive a compromise or condemnation award under the terms of this Agreement, Purchasers shall not agree to or accept such compromise or condemnation award without such Owners' written approval thereof. For purposes of this Article 19, a condemnation shall be deemed to include any governmental action which could limit or render inconvenient the current access to any Property.

8   BROKERS.  Each Owner, on the one hand, and the Purchasers, on the other,
    -------
hereby represent and warrant to the other that it has not authorized any broker, agent or finder to act on its behalf in connection with the transaction contemplated by this Agreement other than MGA. Owners shall be responsible for claims made by MGA, if any, in connection with this transaction, not otherwise provided for herein. Each party agrees that it shall indemnify, defend and save the other harmless from and against any cost, expense, claim, loss, liability or damages, including reasonable attorneys' fees and court costs, resulting from a breach of the foregoing representation and warranty. The provisions of this Article 20 shall survive Closing or termination of this Agreement for the period specified in Section 21.3.

9   MISCELLANEOUS.
    -------------

1         Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given/received: (i) on the date delivered if delivered personally; (ii) the next Business Day after deposit with a recognized overnight courier service when marked for delivery on the next Business Day; (iii) three (3) days after mailing if sent by registered or certified United States mail, properly addressed and postage pre-paid; or (iv) upon completion of transmission (which is confirmed by telephone or a statement generated by the transmitting machine) if sent by facsimile to compatible equipment in the possession of the recipient, and addressed to the party for whom it is intended at the address hereinafter set forth:

                                          (A)
                                          IF TO THE PARTNERSHIP


                                          AND/OR MANAGING


                                          OWNERS:


                                          To each c/o Mulligan/Griffin and
                                Associates, Inc.




          15204 Omega Drive, Suite 100




                                                       Rockville, MD 20850

                                                   Attn:  Barry M. Fitzpatrick



                                                        David E. Schutt




          WITH A COPY TO:
          Robert G. Gottlieb, Esq.



          Tucker, Flyer & Lewis



          1615 L Street, N.W.



          Suite 400



          Washington, D.C. 20036

          (B)
          IF TO OWNERS:


          To the addresses in Exhibit U

          WITH A COPY TO:
          Robert G. Gottlieb, Esq.



          Tucker, Flyer & Lewis



          1615 L Street, N.W.


          Suite 400



          Washington, D.C. 20036

                                                 (C)
                                                 IF TO BPLP:

                                                 c/o Boston Properties, Inc.

                                               8 Arlington Street

                                               Boston, MA 02116

                                               Attn:  William J. Wedge, Esq.

          WITH A COPY TO:
          Boston Properties, Inc.

          500 E Street, S.W.

          Suite 200

          Washington, D.C. 20024

          Attn:  Raymond A. Ritchey



          AND TO:      Sheldon J. Weisel, Esq.

          Shaw, Pittman, Potts & Trowbridge

          2300 N Street, N.W.

          Washington, D.C. 20037


     Any party may designate a change of address by written notice to the other in accordance with the provisions set forth above, which notice shall be given at least ten (10) days before such change of address is to become effective.

1          SUCCESSORS AND ASSIGNS.  This Agreement shall be binding upon and inure to the benefit of the respective personal representatives, heirs, successors and assigns of the parties. Managing Owners shall be jointly and severally liable hereunder. No Owner shall have any right to assign its rights or obligations under this Agreement without the prior written consent of Purchasers; provided, however, that Purchasers' consent shall not be required for the assignment by any Owner of its respective rights and obligations under this Agreement to an entity wholly owned by such Owner or to a partnership or limited liability company consisting solely of family members of such Owner. Purchasers shall have no right to assign their respective rights or obligations under this Agreement without the prior written consent of Owners; provided, however, no Owner's consent shall be required for any assignment by BPLP or BPLLC of its respective rights and obligations under this Agreement to any person or entity that is an affiliate or subsidiary of BPLP or that is otherwise owned or controlled by BPLP, so long as such assignment will not interfere with Purchasers' ability to issue Units pursuant to this Agreement. Any assignment or attempted assignment of this Agreement or the rights and obligations hereunder other than strictly in accordance with the provisions of this Section
21.2 shall be null and void and of no force or effect. Notwithstanding the foregoing, any assignment made in accordance with this Section 21.2 shall not release any of the parties hereto from any liabilities or obligations hereunder.

2          SURVIVAL.  The representations and warranties set forth in
Sections 7.1, 7.2, 7.3 and 10.2 and in Article 20 of this Agreement, the provisions of Section 10.3, and any indemnification related to any of the foregoing (including, without limitation, any indemnification pursuant to Section 18 hereof), shall survive Closing indefinitely ,subject to any applicable statute of limitations. Owners' responsibility and liability pursuant to the last sentence of Section 23.4 and pursuant to Section 15.1(d) shall survive Closing for the period specified in such Section. All other representations, warranties, covenants, agreements and indemnities set forth in or made pursuant to this Agreement and any indemnification related thereto under
Section 18 hereof or otherwise shall remain operative, and shall survive the Closing under this Agreement, only with respect to claims made in writing by Purchasers to Owners on or before

April 1, 1999. In addition to all rights which BPLP may have against Owners receiving Units, BPLP shall have the right to set-off the amount of any final judgment obtained against any Owner on account of a breach of this Agreement against any dividends or distributions payable to such Owner with respect to Units issued pursuant to this Agreement. For purposes of the preceding sentence, a judgment will be considered final only after it has been affirmed on appeal or the time for filing an appeal has expired.

3          GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the state of Virginia, excluding conflicts of laws principles.

4          COUNTERPARTS.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument; provided, however, in no event shall this Agreement be effective unless and until signed by all parties hereto.

5          POST CLOSING COOPERATION.  Following the Closing and upon
reasonable notice by any General Partner or Managing Owner, BPLP covenants and agrees to provide (or cause to be provided) to the representatives, employees, counsel, accountants and other authorized agents of such General Partner or Managing Owner reasonable access, during normal business hours, to all books and records and other materials with respect to the Partnerships and/or the Parcels, including, without limitation, due diligence materials delivered by the Managing Owners (or their representatives) to Purchasers during the Study Period or otherwise under this Agreement relating to periods prior to Closing or any obligation of the General Partners under this Agreement (the "Records and Materials") in connection with the preparation of tax returns and financial reporting matters, audits and other business purposes. In connection therewith, BPLP covenants and agrees to permit the General Partners and their representatives to examine and copy the Records and Materials to the extent reasonably requested and at the sole expense of the General Partners and Managing Owners, provided such actions do not unreasonably disrupt the normal course of business of BPLP or the Partnerships. BPLP further covenants and agrees to use reasonable efforts to cooperate with the General Partners and Managing Owners in connection with any tax audit or similar proceedings involving or otherwise relating to any Partnership or any Owner with regard to a Partnership or the transactions contemplated herein, provided that BPLP shall not incur any liability on account thereof and all costs and expenses incurred in affording such cooperation are paid by the affected Owner.

6          RISK OF LOSS. Subject to the provisions of Article 19, the risk of loss or damage from fire or other casualty until the Closing is assumed by the Partnerships.

7          FURTHER ASSURANCES.  Owners agree that they will, at any time and from time to time after the Closing Date, upon request of Purchasers, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required for the better assigning, transferring, granting, assuring and confirming to Purchasers, or to their respective successors and assigns, or for aiding and assisting in collecting and reducing to possession, any or all of the assets or property being contributed to Purchasers pursuant to this Agreement. Managing Owners agree to grant BPLP, and its agents and certified public accountants, access during normal business hours to the Owners' books and records with respect to the Partnerships and the Properties for the purpose of reviewing and auditing the same for a period of one (1) year following the Closing Date.

8          RECITALS; EXHIBITS. Each and all of the recitals set forth above and the exhibits attached hereto are hereby incorporated into this Agreement by reference.

9          RULES OF CONSTRUCTION. Section captions used in this Agreement are for convenience only and shall not affect the construction of the Agreement. All references to "Articles" and "Sections," without reference to a document other than this Agreement are intended to designate articles and sections of this Agreement, and the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section, unless specifically designated otherwise. The use of the term "including" shall mean in all cases "including but not limited to," unless specifically designated otherwise. No rules of construction against the drafter of this Agreement shall apply in any interpretation or enforcement of this Agreement, any documents or certificates executed pursuant hereto, or any provisions of any of the forgoing.

10         TIME OF ESSENCE. Time is important to all parties in the performance of this Agreement, and the parties have agreed that strict compliance is required as to any date set out in this Agreement.

11         PRORATION OF DIVIDENDS. With respect to Units issued pursuant to this
Agreement, the quarterly dividends distributed subsequent to the issuance of such Units shall be prorated on a per diem on the basis of the number of days in such quarter occurring from and after the Closing Date.

12         JOINT AND SEVERAL LIABILITY. Notwithstanding anything herein to the contrary, John F. Griffin, George G. Mulligan, Barry M Fitzpatrick and David E. Schutt and the Partnerships are jointly and severally liable for all obligations and liabilities of Owners and Partnerships hereunder.

13   ENTIRE AGREEMENT.  This Agreement and the exhibits attached hereto
     ----------------
and thereto contain the entire agreement between the parties relating to the contribution of the Partnership Interests, all prior negotiations between the parties, including, without limitation, any letter of intent (including all amendments or modifications thereof), are merged in this Agreement, and there are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, express or implied, between them other than as herein set forth. No change or modification of this Agreement shall be valid unless the same is in writing and signed by the parties hereto. No waiver of any of the provisions of this Agreement and other agreements referred to herein shall be valid unless in writing and signed by the party against whom it is sought to be enforced.

14   CONFIDENTIALITY.
     ---------------

1          Except as provided otherwise in this Section 23.1, Purchasers and Owners, for the benefit of each other, hereby agree that neither of them will release or cause or permit to be released to the public any press notices, publicity (oral or written) or advertising promotion relating to, or otherwise publicly announce or disclose or cause or permit to be publicly announced or disclosed, in any manner whatsoever, the terms, conditions or substance of this Agreement or the transactions contemplated herein, without first obtaining the consent of the other party hereto which shall not be unreasonably withheld. Owners, being aware that BPI's securities are traded on the New York Stock Exchange, acknowledge that BPLP and BPI may be compelled by legal requirements to issue a public press release announcing that it has entered into this Agreement and stating the material terms hereof. BPLP agrees to send a copy of such press release directly to Managing Owners at least 24 hours prior to the time when BPLP issues such press release to the public; and Owners consent to the dissemination of such press release and to all such additional statements and disclosures BPLP may reasonably make in responding to inquiries arising as a result of any such press release. Owners likewise consent to any disclosure of this Agreement which BPLP reasonably believes is required by law or which is recommended in good faith by securities counsel to BPLP.

2          It is understood that the foregoing shall not preclude any party from discussing the substance or any relevant details of the transactions contemplated in this Agreement on a confidential basis with such party's spouse or any of its attorneys, accountants, professional consultants, financial advisors, rating agencies, or potential lenders, as the case may be, or prevent any party hereto from complying with applicable laws, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements.

3          Purchasers shall indemnify and hold Owners harmless, and Owners shall indemnify and hold Purchasers and the affiliates of BPLP harmless, from and against any and all actual direct claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, attorneys' fees and disbursements) suffered or incurred by the other party and proximately caused by a breach by Purchasers or Owners, as the case may be, of the provisions of this Article 23; but this Section 23.3 will not entitle either Purchasers, Owners, Purchasers' affiliates or Owners' affiliates to recover consequential damages.

4          In addition to any other remedies available to Owners and Purchasers,
Owners and Purchasers shall each have the right to seek equitable relief, including, without limitation, injunctive relief or specific performance, against the other party or their representatives in order to enforce the provisions of this Agreement. The provisions of this

Section 23.4 shall survive the termination of this Agreement for one (1) year following the Closing.

5          OPTION TO ACQUIRE PARCELS.  Pursuant to Section 2.2 hereof,
           -------------------------
Purchasers have the option to elect to acquire fee title to certain of the Parcels, in lieu of acquiring the Partnership Interests in the Partnership or Partnerships which own such Parcels. Purchasers shall notify Owners in writing of their intent to elect such option, designating which Parcel or Parcels are to be so acquired. Subject to the terms and conditions set forth herein, each Partnership agrees to convey fee title to the Parcel it owns to BPLP in the event of such election by Purchasers. Upon receipt of such written notice from Purchasers, the General Partners of any Partnership so designated shall provide Purchasers with such additional representations and warranties as may reasonably be required by Purchasers. In the event that a Parcel is conveyed to Purchasers under the terms of this Article 24, the selling Partnership and BPLP shall each pay one-half of the applicable transfer and recordation taxes. Notwithstanding the foregoing, it is understood and agreed that it is the parties' joint intention to structure this transaction as a transfer of partnership interests and, therefore, Purchasers may not proceed with the election provided in Section
2.2 as to any Parcel unless they have substantial reasons for making such election.